UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Summit Hotel Properties, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 1, 2020
Dear Fellow Stockholder:

You are cordially invited to attend the 2020 annual meeting of stockholders of Summit Hotel Properties, Inc., a Maryland corporation, to be held on Thursday, May 14, 2020, at 8:00 a.m. Mountain Time, at the Boulder Marriott Hotel & Spa, 2660 Canyon Boulevard, Boulder, Colorado 80302.

The attached proxy statement, accompanied by the notice of annual meeting, describes the matters expected to be acted upon at the meeting. We urge you to review these materials carefully and to use this opportunity to take part in the affairs of Summit Hotel Properties, Inc. by voting on the matters described in this proxy statement. We hope that you will be able to attend the meeting.

Your vote is important. Whether or not you plan to attend the meeting, please complete the enclosed proxy card and return it as promptly as possible, or authorize a proxy to vote your shares by calling the toll-free telephone number, or via the Internet. The enclosed proxy card contains instructions regarding all three methods of voting. If you attend the meeting, you may continue to have your shares voted as you have previously instructed or you may withdraw your proxy at the meeting and vote your shares in person. We look forward to seeing you at the meeting.

Sincerely,

Daniel P. Hansen Chairman, President & Chief Executive Officer

SUMMIT HOTEL PROPERTIES, INC.
13215 BEE CAVE PARKWAY, SUITE B-300
AUSTIN, TEXAS 78738
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 14, 2020

The 2020 annual meeting of stockholders of Summit Hotel Properties, Inc., a Maryland corporation, will be held on Thursday, May 14, 2020, at 8:00 a.m., Mountain Time, at the Boulder Marriott Hotel & Spa, 2660 Canyon Boulevard, Boulder, Colorado 80302* for the following purposes:

1. To elect six directors nominated by our Board of Directors, each to serve until the next annual meeting of our stockholders and until their successors are duly elected and qualify;
2. To consider and vote upon the ratification of the appointment of Ernst & Young, LLP, as the Company’s independent registered public accounting firm for 2020;
3. To consider and vote upon an advisory (non-binding) resolution on executive compensation; and
4. To transact such other business as may be properly brought before the annual meeting and at any adjournments or postponements thereof.
You may vote if you were a holder of record of our common stock at the close of business on March 6, 2020, the record date.

Whether or not you plan to attend the annual meeting your vote is very important, and the Company encourages you to promptly authorize a proxy to vote your shares.

BY ORDER OF THE BOARD OF DIRECTORS

Christopher Eng Executive Vice President, General Counsel, Chief Risk Officer and Secretary

Austin, Texas
April 1, 2020

*As part of our precautions regarding COVID-19, we are planning for the possibility that this meeting may be held in Austin, Texas or solely by means of remote communication. If we take either step, we will announce the decision to do so in advance, and details of how to participate will be available at www.shpreit.com.

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PROXY STATEMENT
2020 ANNUAL MEETING OF STOCKHOLDERS
GENERAL INFORMATION
Proxy Solicitation

The Board of Directors (the “Board”) of Summit Hotel Properties, Inc., a Maryland corporation, has made these materials available to you on the Internet or, upon your request, has delivered printed versions of these materials to you by mail, in connection with its solicitation of proxies for its 2020 annual meeting of stockholders to be held on May 14, 2020, at 8:00 a.m., Mountain Time, at the Boulder Marriott Hotel & Spa, 2660 Canyon Boulevard, Boulder, Colorado 80302, and at any adjournments or postponements thereof. These materials were first made available to stockholders on April 1, 2020. Unless the context requires otherwise, references in this proxy statement to “Summit,” “we,” “our,” “us” and the “Company” refer to Summit Hotel Properties, Inc., and its consolidated subsidiaries.

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials on the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) to our stockholders. All stockholders will have the ability to access the proxy materials at www.proxyvote.com or request to receive a printed set of the proxy materials by mail or an electronic set of materials by email. Instructions on how to access the proxy materials on the Internet or to request a printed copy may be found in the Notice of Internet Availability. Stockholders also may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

In addition to solicitation by mail, certain of our directors, officers and employees may solicit proxies by telephone, personal contact or other means of communication. They will not receive any additional compensation for these activities. Also, brokers, banks and other persons holding common stock on behalf of beneficial owners will be requested to solicit proxies or authorizations from beneficial owners. We will bear all costs incurred in connection with the preparation, assembly and mailing of the proxy materials and the solicitation of proxies and will reimburse brokers, banks and other nominees, fiduciaries and custodians for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of our common stock. Although no proxy solicitor has been engaged at this time, we may determine it is necessary to employ an outside firm to assist in the solicitation process. If so, we will pay the proxy solicitor reasonable and customary fees.

No person is authorized to give any information or to make any representation not contained in this proxy statement and, if given or made, you should not rely on that information or representation as having been authorized by us. The delivery of this proxy statement does not imply that the information herein has remained unchanged since the date of this proxy statement.

Summit Contact Information

The mailing address of our principal executive office is 13215 Bee Cave Parkway, Suite B-300, Austin, Texas 78738, and our main telephone number is (512) 538-2300. We maintain an Internet website at www.shpreit.com. Information at or connected to our website is not and should not be considered part of this proxy statement.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING
On what am I voting?

You are being asked to consider and vote on the following proposals:

•	Election of the six director nominees named in this proxy statement (Proposal 1);

•	Ratification of Ernst & Young, LLP (“EY”), as our independent registered public accounting firm for 2020 (Proposal 2); and

•	An advisory (non-binding) resolution to approve executive compensation (Proposal 3).
Who can vote?

Holders of our common stock as of the close of business on the record date, March 6, 2020, are entitled to vote, either in person or by proxy, at the annual meeting. Each share of our common stock is entitled to one vote. Cumulative voting is not permitted in the election of directors.

How do I vote or authorize a proxy to vote my shares?

By Proxy. Before the annual meeting, you may authorize a proxy to vote your shares in one of the following ways:

•	By telephone;

•	By Internet; or

•	By completing and signing your proxy card and mailing it in time to be received prior to the annual meeting.
The telephone and Internet voting procedures are designed to confirm your identity, to allow you to give your voting instructions and to verify that your instructions have been properly recorded. If you wish to vote by telephone or Internet, please follow the instructions that are included in the Notice of Internet Availability and the proxy card. If you mail us your properly completed and signed proxy card, or vote by telephone or Internet, your shares will be voted according to the choices that you specify.

If you sign and mail your proxy card without marking any choices, your proxy will be voted:

FOR the election of all director nominees named in this proxy statement (Proposal 1);

FOR the ratification of EY as our independent registered public accounting firm for 2020 (Proposal 2); and

FOR the approval of an advisory (non-binding) resolution on executive compensation (Proposal 3).

We do not expect that any other matters will be brought before the annual meeting. If an issue should arise for vote at the annual meeting that is not included in the proxy material, the proxy holders will vote your shares in accordance with their discretion.

In Person.   If your shares are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares and you may attend the annual meeting and vote in person. If your shares are held in the name of your broker, bank or other nominee and you wish to attend the annual meeting, you must bring an account statement or letter from the nominee indicating that you were the owner of the shares on March 6, 2020. If your shares are held in the name of your broker, bank or other nominee and you wish to vote at the annual meeting, you must obtain a legal proxy from your broker, bank or other nominee that holds your shares giving you the right to those shares.

May I change or revoke my vote?

Yes. You may change your vote or revoke your proxy at any time prior to the annual meeting by:

•	Notifying our Secretary in writing that you are revoking your proxy;

•	Providing another signed proxy that is dated after the proxy you wish to revoke;

•	Using the telephone or Internet voting procedures; or

•	Attending the annual meeting and voting in person. Attendance at the annual meeting will not, by itself, revoke a duly executed proxy.
Will my shares be voted if I do not provide my proxy?

It depends on whether you hold your shares in your own name or in the name of a bank or brokerage firm. If you hold your shares directly in your own name, they will not be voted unless you provide a proxy or vote in person at the annual meeting.

Brokerage firms generally have the authority to vote customers’ un-voted shares on certain “routine” matters. If your shares are held in the name of a brokerage firm, the brokerage firm can vote your shares for the ratification of EY as our independent registered public accounting firm for 2020 (Proposal 2) if you do not provide your voting instructions timely, because this matter is considered “routine” under the applicable rules. The other items (Proposals Nos. 1 and 3) are not considered “routine” and therefore may not be voted by your broker without instruction.

What constitutes a quorum?

As of the record date, a total of 105,174,471 shares of our common stock were issued and outstanding and entitled to vote at the annual meeting. To conduct the annual meeting, a majority of the shares entitled to vote must be present in person or by proxy. This is referred to as a “quorum.” If you submit a properly executed proxy card or authorize a proxy to vote by telephone or on the Internet, your shares will be counted for purposes of determining the presence of a quorum. Abstentions and broker “non-votes” will be counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when a bank, broker or other nominee who holds shares for another person has not received voting instructions from the owner of the shares and, under the applicable rules, does not have discretionary authority to vote on a matter.

What vote is needed to approve the matters submitted?

Election of Directors (Proposal 1).   The affirmative vote of a majority of all the votes cast at a meeting at which a quorum is present is necessary for the election of a director in an uncontested election. For purposes of this vote, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote for this proposal. The Board has adopted a policy on voting regarding directors. Under the policy, at any meeting of stockholders at which members of the Board are to be elected by the stockholders in an uncontested election, any nominee for director who receives a greater number of votes “against” his or her election than votes “for” his or her election will submit to the Board a written offer to resign from the Board no later than two weeks after the certification of the voting results. For additional information regarding this policy, please see “The Board of Directors and Its Committees — Policy on Voting Regarding Directors.”

Ratification of Appointment of EY (Proposal 2).   The affirmative vote of a majority of the votes cast at the annual meeting is required to approve this proposal. For purposes of this vote, abstentions will not be counted as votes cast and will have no effect on the result of the vote for this proposal.

Approval on an Advisory (Non-Binding) Resolution on Executive Compensation (Proposal 3).   The affirmative vote of a majority of the votes cast at the annual meeting is required to approve this proposal. For purposes of this advisory vote, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote for this proposal.

We are sending only a single Notice of Internet Availability to any household at which two or more stockholders reside if they share the same last name or we reasonably believe they are members of the same family, unless we have received instructions to the contrary from any stockholder at that address. This practice is known as “householding” and is permitted by rules adopted by the SEC. This practice reduces the volume of duplicate information received at your household and helps us to reduce costs. We will deliver promptly, upon written request or oral request, a separate copy of the Notice of Internet Availability to a stockholder at a shared address to which a single copy of the document was previously delivered. If you received a single copy of this document for your household for this year, but you would prefer to receive your own copy, you may direct requests for separate copies in the future to the following address: Summit Hotel Properties, Inc., Attention: Secretary, 13215 Bee Cave Parkway, Suite B-300, Austin, Texas 78738. If you are a stockholder who receives multiple copies of our proxy materials, you may request householding by contacting us in the same manner and requesting a householding consent form.

PROPOSAL 1:

ELECTION OF DIRECTORS
Introduction

As of April 1, 2020, the Board has six members. The six people named below, each of whom currently serves on the Board, have been recommended by the Nominating and Corporate Governance Committee and nominated by our Board to serve on the Board until our 2021 annual meeting of stockholders and until their respective successors are duly elected and qualify. The Board has no reason to believe that any of the nominees will be unable, or will decline, to serve if elected. The Board has determined that each director nominee named below, except Mr. Hansen, is independent under applicable SEC and New York Stock Exchange (the “NYSE”) rules.

Recommendation:

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE NOMINEES.

The following table sets forth the name, position with the Company and age (as of the annual meeting) of each nominee for election to the Board at the annual meeting:
Board of Director Nominees

Name	Position	Age
Daniel P. Hansen	Chairman, President and Chief Executive Officer	51
Bjorn R. L. Hanson	Independent Director and Chair of Nominating and Corporate Governance Committee	68
Jeffrey W. Jones	Lead Independent Director and Chair of Audit Committee	58
Kenneth J. Kay	Independent Director and Chair of Compensation Committee	65
Thomas W. Storey	Independent Director	63
Hope S. Taitz	Independent Director	56

We believe that all of the nominees are intelligent, experienced, collegial, insightful and proactive with respect to management and risk oversight and that they exercise good judgment. The biographical descriptions below set forth certain information with respect to each nominee, including the experience, qualifications, attributes or skills of each nominee that led us to conclude that he or she should serve as a director, if elected.

Nominees

Daniel P. Hansen.   Mr. Hansen serves as our Chairman, President and Chief Executive Officer. Mr. Hansen’s service as Chairman, President and Chief Executive Officer provides a critical link between management and the Board, enabling the Board to perform its oversight function with the benefits of management’s perspectives on the business. Mr. Hansen also provides us with extensive experience in the hospitality industry as well as a capital markets background that assists the Board in analyzing capital raising opportunities and issues. He serves on the Board of the American Hotel & Lodging Association and on advisory councils of multiple hotel brands. Mr. Hansen joined The Summit Group in October of 2003 as Vice President of Investor Relations. His responsibilities included leading the capital raising efforts for our predecessor’s private placements of its equity securities and assisting in acquisition due diligence. In 2005, he was appointed to our predecessor’s Board of Managers and promoted to Executive Vice President, in which capacity he was part of the team that acquired over $140 million of hotel properties and led the development of over $240 million of hotel assets. In 2008, he was appointed to President and Chief Financial Officer of The Summit Group. His primary responsibilities included the development and execution of growth strategies, raising equity capital and hotel development and acquisition. Prior to joining The Summit Group, Mr. Hansen spent 11 years with Merrill Lynch, Pierce, Fenner & Smith Incorporated, or Merrill Lynch, in various leadership positions culminating as a Vice President and Regional Sales Manager in the Texas Mid-South Region, which included Texas, Louisiana, Arkansas and Oklahoma. Mr. Hansen graduated from South Dakota State University with a B.A. in Economics.

The Board, upon the recommendation of the Nominating and Corporate Governance Committee, has determined that Mr. Hansen should serve as a director, if elected, because he currently serves as our Chairman, President and Chief Executive Officer and provides a critical link between the executive management team, which is responsible for the day-to-day management of the Company, and the Board. We believe his service as a director enables the Board to perform its oversight function with the benefits of management’s perspectives on our business. Mr. Hansen also provides us with extensive experience in the hospitality industry as well as a capital markets background that assists the Board in analyzing capital raising opportunities and issues.

Bjorn R. L. Hanson.   Dr. Hanson has been a member of the Board since the completion of our initial public offering, or IPO, in February 2011. Dr. Hanson served as our Lead Independent Director from June 2015 to January 2017, Chaired the Audit Committee from December 2013 to June 2015 and currently chairs the Nominations and Corporate Governance Committee. Dr. Hanson’s career has been in the hospitality industry. He founded the hospitality, sports, convention and leisure practices and held various positions at PricewaterhouseCoopers and Coopers & Lybrand, including National Industry Chairman for the Hospitality Industries, National Service Line Director for Hospitality Consulting, National Industry Chairman for Real Estate, Real Estate Service Line Director and National Director of Appraisal Services. Additionally, he served on PricewaterhouseCooper’s U.S. leadership committee and global financial advisory services management committee. Dr. Hanson was also managing director with two Wall Street firms, Kidder, Peabody & Co. and PaineWebber Inc., for which he led banking and research departments for lodging and gaming. He joined the New York University in 2008 as a clinical professor teaching in the Tisch Center for graduate and undergraduate hospitality and tourism programs. In 2010, he was appointed as the NYU divisional dean of that program and in 2012 was appointed co-interim dean of one of NYU’s 18 schools and colleges. He is now Adjunct Clinical Professor. Dr. Hanson is an active lodging consultant, including as an expert witness and researcher, and is the Executive Vice President of 795 Fifth Avenue Corporation, the entity that owns The Pierre, A Taj Hotel, New York. Dr. Hanson received a B.S. from Cornell University School of Hotel Administration, an M.B.A. from Fordham University and a Ph.D. from New York University.

The Board, upon the recommendation of the Nominating and Corporate Governance Committee, has determined that Dr. Hanson should serve as a director, if elected, because he brings a wide range of experience in consulting and investment banking in the hospitality industry to the Board. He also brings research and quantitative analysis perspectives on the hospitality and tourism industries, which enhances the ability of the Board to analyze macroeconomic issues and trends relevant to our business. Finally, Dr. Hanson’s leadership roles in market trend analysis, economic analysis and financial analysis specific to our industry provide the Board with additional depth in analyzing financial reporting issues faced by companies similar to ours.

Jeffrey W. Jones.    Mr. Jones has been a member of the Board since July 2014. From 2003 to 2012, Mr. Jones served as the Chief Financial Officer for Vail Resorts, Inc. (NYSE: MTN), a publicly held resort management company, and also served as a member of the Board of Directors of Vail Resorts, Inc. from 2008 through 2012. In addition, later in his tenure at Vail Resorts, Inc., Mr. Jones served as President - Lodging, Retail and Real Estate. Mr. Jones is also currently Chairman of the Board of Directors, chairs the audit committee and is a member of the compensation committee and the nominating and corporate governance committee for Noodles & Company (NASDAQ: NDLS), a publicly held fast-casual restaurant chain. Mr. Jones also serves on the Board of Directors, is the Lead Independent Director, chairs the audit and finance committee and is a member of the compensation committee of Hershey Entertainment and Resorts, a privately held entertainment and hospitality company. Mr. Jones also serves on the Board of Directors of ClubCorp, a privately held hospitality company. He is also a member of the US Bank Advisory Board and is a member of the Board of the Leeds School of Business, University of Colorado Boulder. Prior to joining Vail Resorts, Inc., Mr. Jones held chief financial officer positions with Clark Retail Enterprises and Lids Corporation. Mr. Jones received a BA in Accounting and American Studies from Mercyhurst College n/k/a Mercyhurst University and is a member of the American Institute of Certified Public Accountants (AICPA).

The Board, upon the recommendation of the Nominating and Corporate Governance Committee, has determined that Mr. Jones should serve as a director, if elected, because of his significant management, financial, hospitality industry and mergers and acquisition experience and expertise, which he has acquired through his fifteen years as a chief financial officer, including ten years as chief financial officer and four years as a director, as well as president of lodging, retail and real estate, of a publicly held resort management company. In addition, Mr. Jones’s other experience as a corporate board director and audit committee member and chair provides the Board with perspective into corporate governance best practices.

Kenneth J. Kay.    Mr. Kay has been a member of the Board since July 2014. Mr. Kay is currently the Chief Financial Officer and a member of the Office of the CEO of MGM Holdings, Inc. (the parent company of Metro-Goldwyn-Mayer, Inc.), a leading entertainment company focused on the production and global distribution of film and television content. Mr. Kay is also a Managing Director of Raven LLC, an investment and advisory services firm located in Las Vegas, Nevada, a position he has held since co-founding the firm in 2012. Raven LLC provides debt and equity capital and management consulting and advisory services to small and medium sized businesses. Previously, Mr. Kay held the position of Chief Financial Officer of Las Vegas Sands Corp. (“Las Vegas Sands”) (NYSE: LVS) from December 2008 to July 2013, where he was responsible for all worldwide financial, planning, procurement, technology and risk aspects of the company. Prior to working for Las Vegas Sands, Mr. Kay was Senior Executive Vice President and Chief Financial Officer of CB Richard Ellis Group, Inc. (“CBRE”) (NYSE: CBG), a global commercial real estate services firm, from June 2002 to December 2008. Mr. Kay began his career with PricewaterhouseCoopers, primarily focusing his efforts on large, publicly owned multinational companies. After leaving public accounting, his career included senior financial and operational roles at Ameron International, Systemed Inc., Universal

Studios and, just prior to CBRE, as Chief Financial Officer of Dole Food Company, Inc. (formerly NYSE: DOLE). Mr. Kay is a member of the Board of Governors of Cedars Sinai Medical Center and The Board of Advisors of the USC Leventhal School of Accounting. Mr. Kay received a B.S. degree in accounting and an M.B.A. degree from the University of Southern California. Mr. Kay is a Chartered Global Management Accountant, a Certified Public Accountant and a member of the American Institute of Certified Public Accountants.

The Board, upon the recommendation of the Nominating and Corporate Governance Committee, has determined that Mr. Kay should serve as a director, if elected, because of his professional background and experience, education, Fortune 500 senior-executive level positions in real estate and hospitality and his extensive finance, accounting, operational and mergers and acquisitions experience and expertise.

Thomas W. Storey.   Mr. Storey has been a member of the Board since the completion of our IPO in February 2011. Mr. Storey served as our Non-Executive Chairman of the Board from July 2015 until January 2017. Mr. Storey has worked in the hospitality industry for more than 30 years. From 1999 to 2013 he was employed by Fairmont Raffles Hotels International (“FRHI”), a leading global hotel company with over 125 hotels worldwide under the Fairmont, Raffles and Swissôtel brands, in various roles including; President Fairmont Hotels and Resorts, Executive Vice President, Business Strategy and Executive Vice President, Global Development. From 1984 to 1999, Mr. Storey worked for multiple hospitality companies in an executive capacity including Marriott Hotels and Resorts, Doubletree Hotels, Promus Hotels and Radisson Hotels, International. Mr. Storey has been a member of various hospitality industry organizations, including the American Hotel & Lodging Association, the Travel Industry Association of America, and Professional Conference and Meeting Planners. He previously served on multiple public and private boards including Candlewood Hotels, Legacy Hotels Real Estate Investment Trust, Travelclick, LLC and the Wall Street Institute. Mr. Storey received a B.A. in economics from Bates College and an M.B.A. from the Johnson School at Cornell University.

The Board, upon the recommendation of the Nominating and Corporate Governance Committee, has determined that Mr. Storey should serve as a director, if elected, because he provides the Board with strategic vision specific to the hospitality industry. In addition, Mr. Storey has substantial leadership experience in the hospitality industry, including as Executive Vice President, Business Strategy of FRHI, where Mr. Storey was instrumental in helping lead that company through various lodging cycles. The Board expects Mr. Storey’s experience in analyzing and reacting to changing conditions in the hospitality industry will serve the Board. The Board also expects Mr. Storey’s operations experience with FRHI will help him provide valuable insights to the Board. Mr. Storey also possesses particular expertise in business travel, an important aspect of our business.

Hope S. Taitz.   Ms. Taitz has been a member of the Board since July 2017. Ms. Taitz is currently the CEO of ELY Capital and invests in and advises innovative companies in media, technology and the consumer industries. Prior to ELY, Ms. Taitz was the founder of Catalyst Partners, an investment management firm. After graduating with honors from the University of Pennsylvania majoring in economics and concentrating in marketing, Ms. Taitz began her investment banking career as a mergers and acquisitions analyst at Drexel Burnham Lambert, first as an analyst and then as an associate. Ms. Taitz continued as a Vice President at The Argosy Group (now part of CIBC) and a Managing Director at Crystal Asset Management. Ms. Taitz currently sits on the Boards of Athene Holding Ltd. (“ATH”), Greenlight Capital RE, Ltd. (“GLRE”), and MidCap Finco Holdings Limited, and previously served on the Boards of Apollo Residential Mortgage, Inc. (“AMTG”), Diamond Resorts, International Inc. (“DRII”), as well as Lumenis Ltd. (“LMNS”). On the not for profit side, Ms. Taitz focuses on education and is an advocate for STEM. Originally sitting on the Board of Girls Who Code, she now is a board member on The New York City Foundation for Computer Science working on CS4All and the 2025 STEM Initiative. Ms. Taitz is also a founding board member of YRFDarca, a member of the Wharton School Undergraduate Executive Board as well as a member of the Center for Social Innovation, and an emeritus board member of Pencils of Promise.

The Board, upon the recommendation of the Nominating and Corporate Governance Committee, has determined that Ms. Taitz should serve as a director, if elected, because of her professional background, experience, education and insight into public markets. Her breadth of experience in the investment banking marketplace and board service at both the public and private levels brings unique perspective to our Board and makes Ms. Taitz well suited to serve on the Board.

Named Executive Officers

Daniel P. Hansen.   Information regarding Daniel P. Hansen is described above under “Nominees.”

Craig J. Aniszewski, 57.  Mr. Aniszewski has served as our Executive Vice President and Chief Operating Officer since our formation in June 2010. Mr. Aniszewski joined The Summit Group in January 1997 as Vice President of Operations and Development. He became the Executive Vice President and Chief Operating Officer of The Summit Group in 2007 and was a member of the Board of Managers of our predecessor from January 2004 until February 2011. Mr. Aniszewski currently serves on the Owner’s Advisory Board for Hilton Garden Inn and previously served on Intercontinental Hotel Group’s IH4 Room Owner’s Advisory Board from 2016-2017 and on the Franchise Advisory Committee for Fairfield Inn by Marriott. Mr. Aniszewski joined The Summit Group following 13 years with Marriott International, Inc., where he held sales and operations positions in full-service convention and resort hotels. During his career with Marriott, he also worked in the select-service sector, holding various positions which included the Director of Sales and General Manager for Residence Inn by Marriott and Courtyard by Marriott-branded hotels located in Florida, New York, Connecticut, Pennsylvania, Maryland and North Carolina. Mr. Aniszewski received a B.S. in Criminal Justice with minors in Business and Psychology from the University of Dayton.

Jonathan P. Stanner, 39.  Mr. Stanner has served as our Executive Vice President, Chief Financial Officer and Treasurer since March 31, 2018. Mr. Stanner served as Executive Vice President and Chief Investment Officer from April 2017 to March 2018. Prior to joining Summit, Mr. Stanner served as Chief Executive Officer of Strategic Hotels & Resorts, Inc. (“Strategic Hotels”), which was publicly traded until being sold to an affiliate of The Blackstone Group L.P. in December 2015. Mr. Stanner held increasingly senior positions with Strategic Hotels during his tenure, including Director of Corporate Finance, Senior Vice President—Capital Markets, Acquisitions, Treasurer and Chief Financial Officer. Prior to joining Strategic Hotels & Resorts, Mr. Stanner was an investment banking analyst with Banc of America Securities. Mr. Stanner earned a Bachelor of Science in Management and a Master of Business Administration, both from the Krannert School of Management at Purdue University.

Paul Ruiz, 54. Mr. Ruiz has served as Summit’s Senior Vice President and Chief Accounting Officer since April 2014. Mr. Ruiz also served as the Company’s interim Chief Financial Officer from May 2014 to October 2014. Prior to joining the Company, Mr. Ruiz served in senior executive roles for companies in a variety of industries, including real estate and technology. From April 2013 to April 2014, he served as a consulting chief financial officer for Bridgepoint Consulting, a financial consulting firm in Austin, Texas. From February 2011 to April 2013, Mr. Ruiz was the Senior Director of Global Corporate Accounting for Freescale Semiconductor, Inc. n/k/a NXP Semiconductors N.V (NASDAQ: NXPI), a global semiconductor manufacturer. From April 2008 to January 2011, Mr. Ruiz was the Chief Financial Officer at Sensortran, Inc. (now part of Halliburton, Inc. - NYSE: HAL), a fiber-optics based technology company in Austin, Texas. He began his career with Pricewaterhouse Coopers where he was an audit manager, providing audit and business advisory services to entrepreneurial, rapidly growing and Fortune 500 companies. Mr. Ruiz graduated with highest honors from the University of Texas at Austin with a Bachelor of Business Administration in Accounting and earned his MBA from Baylor University. He is a Certified Public Accountant.
Christopher R. Eng, 49.  Mr. Eng has served as our Vice President, General Counsel and Secretary since our formation in June 2010. He was appointed Senior Vice President and Chief Risk Officer in May 2014, in addition to his roles as General Counsel and Secretary. In March 2016, he was appointed Executive Vice President in addition to his roles as General Counsel, Chief Risk Officer and Secretary. Mr. Eng was appointed Vice President, General Counsel and Secretary of The Summit Group and our predecessor in 2004. Mr. Eng was responsible for The Summit Group’s legal affairs and for guiding its corporate compliance, focusing on real estate acquisitions and dispositions, franchise licensing, corporate insurance coverage, corporate governance and securities industry regulatory compliance. Prior to joining The Summit Group, Mr. Eng was an Assistant Vice President and Trust Officer for The First National Bank in Sioux Falls. Mr. Eng received B.A. degrees in history and English from Augustana College n/k/a Augustana University (S.D.) and a J.D. degree from the University of Denver College of Law.

PROPOSAL 2:
RATIFICATION OF APPOINTMENT OF ERNST & YOUNG, LLP
AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF
THE COMPANY FOR 2020

Our Audit Committee selected the accounting firm of EY to serve as the Company’s independent registered public accounting firm for 2020. Although current laws, rules and regulations, as well as the Audit Committee charter, require the Company’s independent registered public accounting firm to be engaged, retained and supervised by the Audit Committee, the Board considers the appointment of the independent registered public accounting firm to be an important matter of stockholder concern and is submitting the appointment of EY for ratification by stockholders as a matter of good corporate practice. EY has served as the Company’s independent registered public accounting firm since March 2013. An EY representative will be present at the annual meeting and will be given the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

Recommendation:

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF EY AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR 2020.

PROPOSAL 3:
ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are providing stockholders with the opportunity to vote on an advisory (non-binding) resolution to approve the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules. This is commonly known as, and is referred to in this proxy statement as, a “say-on-pay” proposal or resolution. The Board intends to hold an advisory (non-binding) vote on the compensation of our named executive officers each year.

This say-on-pay proposal gives our stockholders the opportunity to express their views on our named executive officers’ compensation. We are asking our stockholders to indicate their support for our named executive officers’ compensation as described in this proxy statement. This vote is not limited to any specific item of compensation, but rather addresses the overall compensation of our named executive officers and our philosophy, policies and practices relating to their compensation as described in this proxy statement in accordance with SEC rules.

As described in detail under the heading “Compensation Discussion and Analysis” our executive compensation programs are designed to attract, retain and motivate our named executive officers, who are critical to our success. Our compensation program is designed to create incentives for our named executive officers to maximize long-term stockholder value. Under these programs, our named executive officers are rewarded for the achievement of our annual objectives, long-term and strategic objectives and the realization of increased stockholder value. Please refer to the “Compensation Discussion and Analysis” in this proxy statement for additional details about our executive compensation programs.

Accordingly, we are asking our stockholders to approve, in an advisory (non-binding) vote, the following resolution in respect of this Proposal 3:

“RESOLVED, that the stockholders of the Company approve, on an advisory (non-binding) basis, the compensation of the Company’s named executive officers as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative disclosure.”

Recommendation:

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR ADOPTION OF THIS RESOLUTION ON THE ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

Our Board oversees our management and our Company’s business for the benefit of our stockholders in order to enhance long-term stockholder value. The Board has adopted Corporate Governance Guidelines, which are reviewed annually and periodically amended by the Board to enhance our corporate governance principles. A current copy of the Corporate Governance Guidelines can be found under “Investors — Corporate Overview — Governance Documents” on our website at www.shpreit.com.

The Board has also adopted a Code of Business Conduct and Ethics (“Code of Ethics”) that applies to all of our directors, officers and employees. The purpose of the Code of Ethics is to promote honest and ethical conduct and to promote compliance with all applicable rules and regulations that apply to our Company and our directors, officers and employees. A current copy of the Code of Ethics can be found under “Investors — Corporate Overview — Governance Documents” on our website at www.shpreit.com. Any waiver of the Code of Ethics with respect to our executive officers or directors may be made only by the Board or one of our Board’s committees and will be posted timely on our website.

Our Company was built on relationships with investors, lenders, investment banks, franchise brand companies and with our third party management companies. Management strives to operate our Company with passion, integrity and excellence. We are committed to being open and transparent about our business practices and performance and remaining accountable for our conduct. We are also committed to our stockholders to create long-term value. We follow through on our commitment to stockholders by implementing what we believe are sound corporate governance practices.

Recent Developments

In August 2019, we adopted an amendment to the Company's Second Amended and Restated Bylaws to provide for the following:

•
we now have a majority-voting standard in uncontested elections of directors; and stockholders of the Company now have the right to amend certain Articles of the Bylaws by the affirmative vote of the holders of a majority of the outstanding shares of common stock pursuant to a binding proposal properly submitted to the stockholders for approval at a duly called annual or special meeting of stockholders by any stockholder that satisfies the ownership requirements specified in Rule 14(a)-8 under the Exchange Act of 1934, as amended.

Corporate Responsibility Program

We formally established our Corporate Responsibility Program in 2018 as part of our ongoing commitment to the environment, our community and our stockholders. We believe that efforts under this program are an important part of our core responsibilities to create a more inclusive, equitable and sustainable world. Since the establishment of our Corporate Responsibility Program, we have adopted and published important environmental, social and governance policies, aggregated portfolio utility consumption data to identify opportunities that will create greater efficiencies and formed a 501(c)(3) nonprofit organization. In addition, we have aligned our goals with the United Nations Sustainable Development Goals with a focus on those that best align with our business. We are building upon our sustainability objectives, including establishing reduction targets for energy and water usage, improving the efficiency of our buildings with the formation of our Energy Management Program and beginning to monitor and analyze waste, recycling and greenhouse gas emissions. A current copy of our Corporate Responsibility Report can be found under “Responsibility — About — Download Corporate Responsibility Report” on our website at www.shpreit.com.

Stock Ownership Guidelines

Based on current corporate governance standards, the Board believes all non-employee directors and certain key executive officers should own a meaningful equity interest in our Company to more closely align the interests of directors and executive officers with those of stockholders. Accordingly, the Board has adopted stock ownership guidelines for key executive officers and all non-employee directors.

For purposes of these guidelines, the term “Company common stock” includes, in addition to shares of our common stock, (a) any class of equity securities issued by our operating partnership, Summit Hotel OP, LP (the “Operating Partnership”), that are redeemable for shares of our common stock, whether held directly or indirectly, or by or for the benefit of, immediate family members, and (b) vested and unvested restricted shares of common stock, but excludes (x) stock options, whether exercisable or un-exercisable, (y) unearned performance-based restricted stock and (z) warrants and all other forms of derivative securities.

The Board reviews the minimum equity holdings guidelines for executive officers on a periodic basis to ensure the guidelines remain consistent with corporate governance best practices and continue to promote the alignment of executive and stockholder interests.

Over time, certain key executive officers are required to hold Company common stock with a value equal to a multiple of their then-current base salary. The equity ownership value for each of these executive officers will be calculated by multiplying the number of shares of Company common stock owned by the ten trading day trailing volume weighted average price (“VWAP”) of our common stock prior to the date of computation, typically at the end of the fiscal year. The executive officers named in the table below currently comply with the stock ownership guidelines. The equity ownership requirements for our key executive officers are as follows:

Name	Multiple of Base Salary
Daniel P. Hansen, President and Chief Executive Officer	6x
Jonathan P. Stanner, EVP & Chief Financial Officer	2x
Craig J. Aniszewski, EVP & Chief Operating Officer	2x
Christopher Eng, EVP & Chief Risk Officer	1x
Paul Ruiz, SVP & Chief Accounting Officer	1x

Each non-employee director will be required to hold a number of shares of Company common stock equal to five times his or her annual cash retainer. The equity ownership value for each non-employee director will be calculated by multiplying the number of shares of Company common stock owned by the ten trading day trailing VWAP of our common stock prior to the date of computation, typically at the end of the fiscal year. Until such time as the required ownership level is achieved, each non-employee director is required to retain at least fifty percent (50%) of the net after-tax profit shares from vesting of equity awards. The Board reviews the minimum equity holdings guidelines for non-employee directors on a periodic basis to ensure the guidelines remain consistent with corporate governance best practices.

Board of Directors Structure

•	All of our directors must be elected annually by majority vote.

•	Our directors are subject to a director resignation policy as part of our policy on voting procedures with respect to the election of directors in uncontested elections.

•	Eighty-three percent (83%) of our directors are independent.

•	Seventeen percent (17%) of our directors are female.

•	All members of the three standing committees of the Board are independent.

•	Our independent directors meet regularly without the presence of any of our officers or employees.

•	Our independent directors designate an independent, non-employee director to serve as our Lead Independent Director.
Stockholders Engagement and Investor Outreach Program

The Board is highly engaged in the Company's strategic planning and performance. To that end, building and maintaining long-term relationships with our stockholders is a core goal of the Company. Both management and the Board believe that stockholders engagement is a year-round priority and are committed to both proactive and reactive engagement. Management frequently conducts calls, holds meetings or conducts property tours with our large stockholders. In doing so, we provide a forum for discussions and feedback regarding the long-term value creation strategy of the Company. In 2019, management reached out to, met with or engaged directly with a majority of our 50 largest institutional stockholders. These and other meetings prove invaluable as a way to promote two-way communication with our stockholders regarding the Company's strategic vision for value creation, confirming the value of our stockholder-friendly governance structures and our approach to corporate responsibility.

Anti-Hedging and Anti-Pledging Policies

The Board has adopted an insider trading policy that contains restrictions on hedging and pledging securities issued by us or our Operating Partnership. With respect to hedging, directors and executive officers are prohibited from engaging in any hedging or monetization transactions involving securities issued by us or our Operating Partnership. With respect to pledging, directors and executive officers are prohibited from holding securities issued by us or our Operating Partnership in a margin account or pledging these securities as collateral for a loan. An exception to this anti-pledging policy may be granted if a director or executive officer desires to pledge securities issued by us or our Operating Partnership as collateral for a loan other than margin debt and clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities. Any permitted pledge of securities must be pre-approved by our General Counsel. No director or executive officer has pledged securities as collateral for a loan.

Compensation Clawback Policy

The Board has adopted a compensation clawback policy that contains terms to ensure that executives are not unduly enriched by payment of incentives based on financial achievements that are later required to be restated. If our Company is required to restate its audited, consolidated financial results due to material non-compliance with financial requirements under securities laws as a result of misconduct, fraud or negligence as determined in the Board's sole discretion, each executive that is deemed responsible as determined in the Board's sole discretion while taking into consideration all facts and circumstances shall reimburse the Company up to the full amount of the after-tax value of the incentive compensation that would not have been earned if the restated financial information had been accurately reported initially. In addition, the Board may withhold from those executives deemed non-responsible for a restatement future awards with equivalent value to that of the after-tax value of the awards initially made to such executive on the basis of the restated financial results, but only to the extent such awards were made within the preceding 24 months.

Succession Planning

The Board, with input from the Nominating and Corporate Governance Committee, regularly reviews our succession plan for the Chief Executive Officer, other executive officers and key employees, to ensure that an appropriate plan is in place for those occurrences that might result in a vacancy in the position of Chief Executive Officer or other management positions.

Opt-out of Certain Provisions of Maryland's Unsolicited Takeovers Act ("MUTA")

We amended our Charter to opt out of the following provisions of Title 3, Subtitle 8 of MUTA, prohibiting the Company from opting back into any of the provisions without prior approval of our stockholders.

•	Section 3-803 - requiring classification of the board of directors into three classes;

•
Section 3-804(a) - requiring that stockholders may remove any director by the affirmative vote of two-thirds of all the votes entitled to be cast by the stockholders generally in the election of directors;

•	Section 3-804(b) - requiring that the number of directors be fixed only by vote of the board of directors;

•
Section 3-804(c) - requiring any vacancy on the board of directors be filled only by the majority vote of the remaining directors and for the remainder of the full term in which the vacancy occurred and until a successor is elected and qualifies; and

•
Section 3-805 - requiring that a special meeting may only be called upon stockholder request only on the written request of stockholders entitled to cast at least a majority of all the votes entitled to be cast at the meeting.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

We are managed under the direction of our Board. Our directors are: Daniel P. Hansen, Dr. Bjorn R. L. Hanson, Jeffrey W. Jones, Kenneth J. Kay, Thomas W. Storey and Hope S. Taitz. Mr. Hansen is the Chairman of the Board and Mr. Jones is our lead independent director (“Lead Independent Director”). Each of our directors stands for election annually.

Independence of Directors

Our Corporate Governance Guidelines require that a majority of our directors be “independent,” with independence determined in accordance with the applicable standards of the NYSE. The Board may determine a director to be independent if the Board has affirmatively determined that the director has no material relationship with us or our subsidiaries, either directly, or as a stockholder, director, officer or employee of an organization that has a relationship with us or our subsidiaries. The Board has determined that Dr. Hanson, Mr. Jones, Mr. Kay, Mr. Storey and Ms. Taitz have no material relationship with us or our subsidiaries and therefore, are independent under the applicable standards of the NYSE. As a result, a majority of our directors are independent. Mr. Hansen serves as an executive officer and is not considered independent under the applicable standards of the NYSE.

Committees

The Board has established an Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, and has adopted a written charter for each committee. A copy of each committee charter is available on our website at www.shpreit.com under the heading “Investors – Corporate Overview – Governance Documents.”

Audit Committee

The members of the Audit Committee are Mr. Jones (Chair), Dr. Hanson, Mr. Kay and Ms. Taitz. Each member has been determined to be “independent” within the meaning of the applicable standards of the NYSE and Rule 10A-3 of the Exchange Act. In addition, each member meets the financial literacy requirements for audit committee membership under the NYSE’s rules and the rules and regulations of the SEC. The Board has determined that Dr. Hanson, Mr. Jones, Mr. Kay and Ms. Taitz each is an “audit committee financial expert” as such term is defined in Item 407(d)(5)(ii) of Regulation S-K.

The Audit Committee is responsible for reviewing and discussing with management and our independent public accountants our annual and quarterly financial statements, engaging independent public accountants, reviewing with the independent public accountants the plans and results of the audit engagement, approving professional services provided by the independent public accountants, reviewing the performance and independence of the independent public accountants, pre-approving audit and non-audit fees and reviewing the adequacy of our internal accounting controls, our internal audit functions and Sarbanes-Oxley Act compliance. The Audit Committee has the power to investigate any matter brought to its attention within the scope of its duties and to retain counsel or outside advisors for this purpose where appropriate. Additionally, the Audit Committee is responsible for monitoring our procedures for compliance with the rules for taxation as a real estate investment trust (“REIT”) under Sections 856-860 of the Internal Revenue Code of 1986, as amended.

Compensation Committee

The members of the Compensation Committee are Mr. Kay (Chair), Mr. Jones and Mr. Storey. Each member has been determined to be “independent” within the meaning of the applicable standards of the NYSE. Each member of the Compensation Committee qualifies as an “outside director” as such term is defined under Section 162(m) of the Code and as a “non-employee director” for purposes of Rule 16b-3 of the Exchange Act.

The Compensation Committee exercises all powers delegated to it by the Board in connection with compensation matters. The Compensation Committee is responsible for the review and approval of the compensation and benefits of our executive officers, administration and recommendations to the Board regarding our compensation and long-term incentive plans, and production of the annual reports on executive compensation for inclusion in our proxy statements. In connection with those responsibilities, the Compensation Committee has the sole authority to retain and terminate compensation consultants employed by it to help evaluate our compensation programs. The Compensation Committee also has authority to grant awards under the Company’s 2011 Equity Incentive Plan as Amended and Restated (“Equity Incentive Plan”).

Nominating and Corporate Governance Committee

The members of the Nominating and Corporate Governance Committee are Dr. Hanson (Chair), Mr. Storey and Ms. Taitz. Each member has been determined to be “independent” within the meaning of the applicable standards of the NYSE.

The Nominating and Corporate Governance Committee is responsible for monitoring our compliance with corporate governance requirements of state and federal law, and the rules and regulations of the NYSE; developing and recommending to the Board criteria for prospective members of the Board; conducting Board candidate searches and interviews; overseeing and evaluating the Board and management; monitoring compliance with our Code of Ethics and policies with respect to conflicts of interest; reviewing and approving interested transactions pursuant to our related party transaction policy; periodically evaluating the appropriate size and composition of the Board, recommending, as appropriate, increases, decreases and changes in the composition of the Board; and formally proposing the slate of nominees for election as directors at each annual meeting of our stockholders. In addition, this committee annually facilitates the evaluation of the performance of each Committee, the Board as a whole, and each individual director.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of Mr. Jones, Mr. Kay and Mr. Storey. No member is, or has been an employee or officer of the Company. None of our executive officers currently serves, or during the past fiscal year has served, as a member of the board of directors or compensation committee of another entity that has one or more executive officers serving on our Board or Compensation Committee.

Board Leadership Structure

The Board believes it is important to retain the flexibility to allocate the responsibilities of the positions of the Chairman of the Board and the Chief Executive Officer in the way it believes is in our best interest. Currently, the Board believes that it is in our best interest not to separate these positions. Mr. Hansen, our President and Chief Executive Officer, was appointed Chairman of the Board and assumed the role effective January 2017.

To promote the independence of the Board and appropriate oversight of management and to demonstrate our commitment to strong corporate governance, the independent directors have designated an independent, non-employee director to serve as our Lead Independent Director. The Lead Independent Director helps to facilitate free and open discussion and communication among the independent, non-employee directors. The responsibilities of the Lead Independent Director are set forth in our Corporate Governance Guidelines. Mr. Jones is currently our Lead Independent Director.

Risk Management Oversight

One of the key functions of our Board is informed oversight of our risk management process as well as strategic risks of the Company. On a regular basis, the Company's executive officers or employees responsible for the Company's day-to-day risk management practices present to the Board a comprehensive report on the material risks to the Company. At such times the management team also reviews with the Board the Company's risk mitigation policies and strategies specific to each risk identified. Throughout the year, management monitors the Company's risk profile and updates the Board as new material risks are identified or the aspects of a risk previously identified materially change. Our Board administers this oversight primarily through the Audit Committee but also through the other committees of the Board, as appropriate.

Meetings and Attendance

In 2019, the Board met five times in person and six times telephonically, the Audit Committee met four times in person and three times telephonically, the Compensation Committee met four times in person, and the Nominating and Corporate Governance Committee met four times in person. Each of our currently serving directors attended at least 75% of the aggregate meetings of the Board and the committees of the Board on which he or she served during 2019.

Executive Sessions of Our Independent Directors

As required by the NYSE rules, the non-employee directors, all of whom are independent under the applicable standards of the NYSE, regularly meet in executive session, without management present. Generally, these executive sessions follow regularly scheduled meetings of the Board and the three standing committees. The independent, non-employee directors met in executive session following regularly scheduled meetings in 2019. Mr. Jones presided over the executive sessions of the Board, and the respective Chair of each committee presided over each such committee’s executive sessions.

Director Nominations

Before each annual meeting of stockholders, the Nominating and Corporate Governance Committee considers the nomination of all directors who are up for election at the next annual meeting of stockholders and also considers new candidates whenever there is a vacancy on the Board, or whenever a vacancy is anticipated due to a change in the size or composition of the Board, a retirement of a director or for any other reason. In addition to considering incumbent directors, the Nominating and Corporate Governance Committee may identify director candidates based on recommendations from directors, stockholders, management and others.

The Nominating and Corporate Governance Committee works with the Board to determine the appropriate characteristics, skills and experience for the Board as a whole and its individual members. In evaluating the suitability of individuals for Board membership, the Nominating and Corporate Governance Committee takes into account many factors, including, but not limited to:

•	whether the individual meets the requirements for independence;

•	the individual’s general understanding of the various disciplines relevant to the success of a publicly-traded company in today’s business environment;

•	the individual’s understanding of the Company’s business;

•	the individual’s professional expertise and educational background; and

•	other factors that promote diversity.
The Nominating and Corporate Governance Committee evaluates each individual in the context of the Board as a whole, with the objective of recommending a group of directors that can best perpetuate the success of our business and represent stockholder interests through the exercise of sound judgment, using its diversity of experience. In determining whether to recommend a director for re-election, the Nominating and Corporate Governance Committee also considers the director’s past attendance at meetings and participation in and contributions to the activities of the Board.

We do not have a formal policy about diversity of Board membership, but the Nominating and Corporate Governance Committee considers a broad range of factors when nominating director candidates to the Board, including differences of viewpoint, professional experience, education, skill, other personal qualities and attributes, race, gender and national origin. The Nominating and Corporate Governance Committee neither includes nor excludes any candidate from consideration solely based on the candidate’s diversity traits.

For purposes of the 2021 annual meeting of stockholders, the Nominating and Corporate Governance Committee will consider appropriate nominees for directors whose names are submitted in writing by a stockholder. Refer to “Requirements for Proposals Not Intended for Inclusion in Proxy Materials; Director Nominations”, in this proxy statement for more detail. Subject to the discretion of the Nominating and Corporate Governance Committee, we anticipate that any director candidates submitted to us by our stockholders will be evaluated by the Nominating and Corporate Governance Committee on the same basis as any other director.

Policy on Voting Regarding Directors

The Board has adopted a policy on voting regarding directors. Under the policy, at any meeting of stockholders at which members of the Board are to be elected by the stockholders in an uncontested election, any nominee for director who receives a greater number of votes “against” his or her election than votes “for” his or her election will submit to the Board a written offer to resign from the Board no later than two weeks after the certification of the voting results. An uncontested election is one in which the number of individuals who have been nominated for election as a director is equal to, or less than, the number of directors to be elected.

The Nominating and Corporate Governance Committee will consider the resignation offer and, within 60 days after the certification of the voting results, recommend to the Board whether to accept or reject the resignation offer. In determining its recommendation to the Board, the Nominating and Corporate Governance Committee will consider all factors it deems relevant, which may include, (i) any stated reason or reasons why stockholders cast votes “against” for the director, (ii) the qualifications of the director, and (iii) whether the director’s resignation from the Board would be in our best interests and the best interests of our stockholders. The Nominating and Corporate Governance Committee may also consider alternatives to acceptance or rejection of the resignation offer as the Nominating and Corporate Governance Committee members deem appropriate.

The Board will act on the Nominating and Corporate Governance Committee’s recommendation no later than 90 days after the certification of the voting results. The Board will consider the information, factors and alternatives considered by the Nominating and Corporate Governance Committee and additional information, factors and alternatives the Board deems relevant. The recommendation of the Nominating and Corporate Governance Committee will not be binding on the Board.

Any director who offers to resign as provided above will not participate in the Nominating and Corporate Governance Committee’s or the Board’s consideration of whether to accept his or her resignation offer.

If a director’s resignation offer is accepted by the Board, the Nominating and Corporate Governance Committee will recommend to the Board whether to fill the vacancy created by such resignation or to reduce the number of directors constituting the Board.

If a majority of the members of the Nominating and Corporate Governance Committee were required to offer their resignations, the remaining independent directors will appoint a special committee of the Board to consider the resignation offers and whether to accept the resignation offers.

We will publicly disclose the Board’s decision in a Current Report on Form 8-K filed with the SEC, including an explanation of the process by which the decision was made and, if applicable, the reasons for rejecting the resignation offer(s).

Communication with the Board

Stockholders and other interested parties who wish to communicate with the Board, including any non-employee director, or the non-employee directors as a group, or any individual director or directors, may do so by writing to the Chair of the Nominating and Corporate Governance Committee, Board of Directors of Summit Hotel Properties, Inc., 13215 Bee Cave Parkway, Suite B-300, Austin, Texas 78738. The independent, non-employee directors have procedures for the handling of communications from stockholders and other interested parties and have directed our Secretary to act as their agent in processing any communications received. All communications that relate to matters within the scope of the responsibilities of the Board and its standing committees are to be forwarded to the Chair of the Nominating and Corporate Governance Committee. Communications that relate to matters that are within the scope of the responsibilities of one of the Board’s standing committees are also to be forwarded to the chair of the appropriate committee. Communications that relate to ordinary business matters that are not within the scope of the responsibilities of the Board are to be sent to the appropriate member of management. Solicitations, junk mail and obviously frivolous or inappropriate communications will not be forwarded, but will be made available to any non-employee director who wishes to review them.

Policy Governing Director Attendance at Annual Meetings of Stockholders

We expect each of our directors to attend the annual meeting unless doing so would be impracticable due to unavoidable conflicts. In 2019, all of our directors attended our annual meeting.

DIRECTOR COMPENSATION

Our philosophy is to pay non-executive directors competitively and fairly for the work performed. The Compensation Committee annually reviews our director compensation with the assistance of its independent consultant, Frederic W. Cook & Co, Inc. (“FW Cook”), who conducts a competitive analysis of our non-employee director pay levels and program design versus the same peer group used in comparisons of executive compensation (see Compensation Discussion & Analysis—Peer Group Information). The design of our non-executive director compensation program reflects recognized best practices and incorporates the following provisions: retainer-only cash compensation with no fees for attending meetings, which is an expected part of board service; significant portion of total compensation in full-value equity awards, for alignment with shareholder interests, with annual grants made based on a fixed-value formula with immediate vesting, to avoid entrenchment; additional retainers for Lead Independent Director, Committee Chairs and committee memberships to recognize additional responsibilities and time commitment; and meaningful share ownership requirements of five times the annual cash retainer.

Directors who are our employees (Mr. Hansen) do not receive compensation for their services as directors. For 2019, our non-employee director compensation program consisted of the following, which remains unchanged for 2020, unless otherwise noted:

•	Annual Cash Retainer. We paid an annual cash retainer of $50,000 to each non-employee director.

•
Additional Committee Membership Fee.   We paid an additional fee for membership on each of our standing committees, as follows: each member of the Audit Committee was paid $12,500, each member of the Compensation Committee was paid $10,000 and each member of the Nominating and Corporate Governance Committee was paid $7,500. The chair of each respective committee is not paid a committee membership fee.

•
Additional Committee Chairperson Fee.   In lieu of the applicable committee membership fee, we paid the Chairs of each of our standing committees fees, as follows: the Chair of the Audit Committee was paid $25,000, the Chair of the Compensation Committee was paid $20,000 and the Chair of the Nominating and Corporate Governance Committee was paid $15,000.

•	Lead Independent Director Fee. We paid our Lead Independent Director a $20,000 Lead Independent Director Fee.

•	Non-Executive Chairman Fee. Because in 2019 our Chairman was an executive officer, a Non-Executive Chairman Fee was not paid in 2019.

•
Annual Equity Award.   Following the 2019 annual meeting of stockholders, we granted each non-employee director an equity award consisting of 8,091 shares of our common stock with an aggregate value of approximately $100,000 (the number of shares awarded to each non-employee director was determined by dividing $100,000 by the VWAP of our common stock on the NYSE for the ten trading days preceding the grant date). These shares were granted on May 16, 2019, pursuant to our Equity Incentive Plan and were fully vested on the grant date.

•
Election to Receive Stock in Lieu of Cash Fees.    Non-employee directors have the option to elect to receive all or any part of the cash fees we are required to pay them in fully vested shares of our common stock issued under our Equity Incentive Plan based upon the VWAP of our common stock on the NYSE for the ten trading days preceding the grant date. In 2019, no director elected to receive his or her fees in shares of our common stock in lieu of cash.

We reimburse our non-employee directors for reasonable out-of-pocket expenses incurred in connection with the performance of their duties as directors, including without limitation, travel expenses in connection with their attendance at in-person board and committee meetings. Non-employee directors do not receive any meeting fees for attending meetings of the Board or its committees.

The table below summarizes the compensation paid by us to our non-employee directors for 2019.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Bjorn R. L. Hanson	77,500	99,115	176,615
Jeffrey W. Jones	105,000	99,115	204,115
Kenneth J. Kay	82,500	99,115	181,615
Thomas W. Storey	67,500	99,115	166,615
Hope S. Taitz	70,000	99,115	169,115

(1)
Amounts reflect the aggregate grant date fair value, calculated in accordance with Accounting Standards Codification (“ASC”) 718, of the stock awards granted to our non-employee directors in 2019. These stock awards are further described in the table appearing below.

Grant Date	Grantee	Number of Shares (#)	Aggregate Grant Date Fair Value ($)	Reason for Grant
May 16, 2019	Bjorn R. L. Hanson	8,091	99,115	Annual equity award
May 16, 2019	Jeffrey W. Jones	8,091	99,115	Annual equity award
May 16, 2019	Kenneth J. Kay	8,091	99,115	Annual equity award
May 16, 2019	Thomas W. Storey	8,091	99,115	Annual equity award
May 16, 2019	Hope S. Taitz	8,091	99,115	Annual equity award

All shares of common stock granted to our non-employee directors in 2019 were fully vested on the grant date and were issued pursuant to our Equity Incentive Plan. The Aggregate Grant Date Fair Value of the stock awards has been calculated based on the market value of our common stock on the date of grant.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) provides you with information on the Company’s executive compensation programs and practices, and the decisions that the Compensation Committee has made under the program. This CD&A focuses on compensation of our named executive officers for 2019, which were:

Name	Title
Daniel P. Hansen	Chairman, President and Chief Executive Officer
Craig J. Aniszewski	Executive Vice President and Chief Operating Officer
Jonathan P. Stanner	Executive Vice President, Chief Financial Officer and Treasurer
Christopher R. Eng	Executive Vice President, General Counsel, Chief Risk Officer and Secretary
Paul Ruiz	Senior Vice President and Chief Accounting Officer

Executive Summary

2019 Company Highlights

•
In July, we entered into a joint venture with GIC, Singapore's sovereign wealth fund, to acquire assets that align with our current investment strategy and criteria.  The Company serves as general partner and asset manager of the joint venture and intends to invest 51% of the equity capitalization of the limited partnership, with GIC investing the remaining 49%.  The Company earns fees for providing services to the joint venture and will have the potential to earn incentive fees based on the joint venture achieving certain return thresholds.

•
Through our joint venture with GIC, we acquired the five hotels listed below containing 798 guestrooms and two adjacent land parcels for an aggregate purchase price of $276.9 million. The hotels had an average revenue per available room ("RevPAR") of $159.00 in 2019, which is 25% greater than the Company's pro forma portfolio average RevPAR for 2019.

▪88-guestroom Hampton Inn & Suites, Silverthorne, Colorado
▪258-guestroom Residence Inn by Marriott Portland Downtown/RiverPlace
▪169-guestroom Hilton Garden Inn San Francisco Airport North
▪161-guestroom Hilton Garden Inn San Jose/Milpitas
▪122-guestroom Residence Inn by Marriott Portland/Hillsboro

•
Through our joint venture with GIC, we successfully closed on a new $200 million credit facility comprised of a $125 million revolving line of credit and a $75 million term loan.  The credit facility includes an accordion feature which will allow commitments to be increased up to a total of $500 million and has an initial four-year term with a maturity date of October 2023 that can be extended for one year, subject to certain conditions.  The interest rate on the credit facility is based on LIBOR plus a credit spread of 215 basis points for the revolving line of credit and LIBOR plus 210 basis points for the term loan.

•
We disposed of ten hotels containing 1,170 guestrooms in various markets for an aggregate gross sales price of $168.4 million. The aggregate gross sales price, including estimated foregone capital expenditures, represented an average trailing twelve-month capitalization rate of 6.7 percent at the time of sale. The hotels had an average RevPAR of $103.00 in 2018, which is 19% under the Company's pro forma portfolio average RevPAR during the same period.

▪113-guestroom SpringHill Suites by Marriott Minneapolis-St. Paul Airport/Mall of America
▪146-guestroom Hampton Inn & Suites Minneapolis-St. Paul Airport/Mall of America
▪189-guestroom Residence Inn by Marriott Salt Lake City Downtown
▪127-guestroom Hyatt Place Dallas/Arlington
▪101-guestroom Hampton Inn Santa Barbara/Goleta
▪139-guestroom Hampton Inn Boston/Norwood
▪130-guestroom Hilton Garden Inn, Birmingham SE/Liberty Park
▪95-guestroom Hilton Garden Inn, Birmingham/Lakeshore Drive
▪66-guestroom Holiday Inn Express Charleston, West Virginia
▪64-guestroom Country Inn & Suites by Radisson Charleston, West Virginia

•	Pro Forma RevPAR increased 1.0% to $127.82 from the same period in 2018 compared to the STR upscale average of -0.5%.

•	We achieved a 5-year total shareholder return (“TSR”) of 26.1% compared to a TSR of 2.2% for the SNL U.S. REIT Hotel Index (“REIT Index”).

•	We strategically invested approximately $59 million into our portfolio in 2019, which included 9 significant renovation projects.

•
Our newly developed Hyatt House Across From Orlando Universal Resort™ was the recipient of the 2018 Opening Hotel Performance Award by Hyatt.  The annual award recognizes an opening hotel sales team that delivered outstanding performance during the opening process for its hotel.  Criteria for the award are the shortest time period to achieve 100+ RevPAR Index and the length of time maintained for hotels open for less than 24 months.

2019 Compensation Highlights

Our executive compensation program consists of base salary, annual cash incentive compensation opportunities and annual long-term equity incentive grants. Our program is designed to be straightforward, transparent and market-based and to comply with sound corporate governance practices.

The chart below contains the key components of our executive compensation program, the purpose of each component and the process for determining each component.

Compensation Component	Description and Objectives	2019 Highlights
Base Salary	Fixed cash compensation set at a level reflective of each executive’s performance, market conditions, and competitive rates.
The Compensation Committee considered competitive salary information for the Company’s peer group when establishing 2019 base salaries for named executive officers. Based in part on this information, the Compensation Committee increased salaries of Messrs. Eng and Stanner to bring them closer to market-competitive levels. Messrs. Aniszewski, Hansen and Ruiz's salaries remained unchanged from 2018.

Annual Cash Incentive Compensation	Performance-based cash incentive that rewards achievement of annual company-specific and individual performance objectives.
2019 annual cash incentives were tied to AFFO per share and RevPAR growth, as well as individual performance goals. 2019 AFFO per share was achieved mid-way between target and maximum goals, and RevPAR growth was achieved between threshold and target goals established by the Compensation Committee at the beginning of 2019. Each executive achieved strategic accomplishments in 2019 related to their individual performance. Earned bonuses were paid in a range of 127% to 133% of target for named executive officers.

Long-Term Equity Incentives	Equity incentives that align executive compensation with total stockholder return over multi-year performance and vesting periods that encourage the retention of key talent.
In 2019, 60% of each executive’s long-term equity award was in the form of performance-based stock awards that may be earned from 0 to 200% of the target number of shares based on our relative TSR percentile rank versus certain companies in the REIT Index over a three-year performance period. The remaining 40% of each executive’s long-term equity award was in the form of time-based stock awards, vesting 25%, 25% and 50% on the one-year, two-year and three-year anniversaries, respectively, of March 9, 2019. Based on our 3-year TSR beginning on March 6, 2017 and ending March 6, 2020, all the performance-based restricted stock awards granted to executives on March 6, 2017 were forfeited as a result of performance metrics not being met. See Footnote (3) under “Outstanding Equity Awards at Fiscal Year-End”.

Compensation Best Practice Policies

We maintain several stockholder-friendly compensation policies, including stock ownership guidelines, a compensation clawback policy, and anti-hedging and anti-pledging policies (refer to “Corporate Governance Principles and Board Matters” for more detail on these policies). In addition, our employment agreements with executive officers have non-compete provisions, require a double trigger for any severance payouts in connection with a change-in-control and do not provide excise tax gross-up payments.

Results of Stockholder Say-on-Pay Votes

Each year, the Compensation Committee considers the outcome of the stockholder advisory (non-binding) vote on executive compensation when making decisions relating to the compensation of our named executive officers and our executive compensation program design, structure and policies.

Stockholders continued their significant support for our executive compensation program with more than 98% of the votes cast in favor of the “say-on-pay” proposal at our 2019 annual meeting of stockholders. The Compensation Committee believes that the voting results, together with the over 97% approval received over the last three years, conveyed our stockholders’

strong support of the philosophy, design and structure of our executive compensation program. The Compensation Committee will continue to consider the results of the stockholders’ say-on-pay votes when making decisions about our executive compensation program.

Objectives of Our Executive Compensation Program

Our executive compensation philosophy is designed to promote the following objectives:

•	Assist in attracting and retaining talented and well-qualified executives by offering compensation opportunities competitive with other lodging REITs;

•	Motivate our executives to manage our business to meet our near-, medium- and long-term objectives and reward them for meeting these objectives;

•	Align the interest of our executives and stockholders by motivating executives to increase stockholder value and rewarding executives when stockholder value increases; and

•	Maintain high standards of corporate governance.

Compensation Decision-Making Process

Role of the Compensation Committee and Management

The Compensation Committee is responsible for determining the amount and composition of compensation paid to our Chief Executive Officer and all other executive officers. The Compensation Committee exercises its independent judgment in reviewing and approving the executive compensation program as a whole, as well as specific compensation levels for each executive officer. Additionally, the Compensation Committee reviews and considers the recommendations of Mr. Hansen with respect to compensation decisions of our named executive officers other than himself. The Compensation Committee believes it is valuable to consider the recommendations of Mr. Hansen with respect to these matters because, given his knowledge of our operations and the day-to-day responsibilities of our executive officers, he is in a unique position to provide the Compensation Committee perspective into the performance of our executive officers in light of our business at a given point in time.

Role of the Compensation Consultant

The Compensation Committee has retained FW Cook as its independent compensation consultant. The Compensation Committee has determined that FW Cook meets the criteria for an independent consultant in accordance with SEC guidelines for such service. FW Cook reports directly to the Compensation Committee and works with management only at the request and under the direction of the Compensation Committee. To assist the Compensation Committee in the development of our 2019 compensation program, FW Cook conducted a comprehensive review of our executive compensation program in terms of the competitiveness of our target compensation opportunities and the appropriateness of our incentive programs in supporting our business strategy. On March 7, 2019, the Compensation Committee, based on the recommendations of FW Cook, established the terms of our 2019 executive compensation program.

Peer Group Information

In general, the Compensation Committee uses comparative data from various companies in certain peer groups as a guide in its review and determination of base salaries, annual cash bonuses and annual equity awards.

For our 2019 compensation program review, the Compensation Committee, with the help of FW Cook, established the peer group used to evaluate the competitiveness of our existing executive compensation program. The peer group consisted of 10 public REITs that primarily invest in hotels, and four other public REITs outside of the hotel sector, which were comparable in terms of market capitalization size and executive team members that the Compensation Committee and FW Cook considered to be the most relevant peers. To inform executive decisions on target pay opportunities and program structure for 2019, our peer group consisted of the following companies:

CareTrust REIT	Pebblebrook Hotel Trust
Chatham Lodging Trust	Ramco-Gershenson Properties
Chesapeake Lodging Trust	RLJ Lodging Trust
Core Point Lodging	Sunstone Hotel Investors
DiamondRock Hospitality Company	Terreno Realty
Hersha Hospitality Trust	Tier REIT
LaSalle Hotel Properties	Xenia Hotels & Resorts, Inc.

Elements of 2019 Executive Compensation

2019 Target Total Direct Compensation (“TDC”)

Target TDC for 2019 is described below and consists of salary, annual cash incentives and long-term equity incentives. The Compensation Committee considered the mix of the three components of TDC and significantly weighted the long-term equity incentive component the highest for most named executive officers to align compensation with long-term stockholder value. The Company’s target TDC mix is generally consistent with the mix used by companies in our peer group.

Name	Salary ($)	Annual Cash Incentive ($)(1)	Long-Term Incentives ($)(2)	Target TDC ($)	Comparison to Peer Group
Daniel P. Hansen	700,000	1,050,000	2,800,000	4,550,000	Approximates median
Craig J. Aniszewski	450,000	450,000	1,100,000	2,000,000	Approximates median
Jonathan P. Stanner	450,000	450,000	1,100,000	2,000,000	Approximates median
Christopher R. Eng	375,000	375,000	450,000	1,200,000	Approximates median
Paul Ruiz	300,000	210,000	400,000	910,000	Approximates median

(1)	This reflects the “target” level payout of our annual cash incentive award program.

(2)
This reflects the “target” level value of long-term incentive awards consisting 60% of performance share awards and 40% of time based awards. The Compensation Committee determines the intended target dollar value. The number of shares issued to each executive is determined by dividing the intended value of the award by the average of the trailing 10-day VWAP of our common stock prior to the date of grant.

2019 Target Total Annual Compensation (“TAC”)

Target TAC for 2019 is described below and consists of salary and annual cash incentives. For 2019, the Compensation Committee implemented a plan to compensate our executives at comparable levels to our peer group. Target TAC for our executives as compared to members of our peer group is as follows:

Name	2019 Target TAC ($)	Comparison to Peer Group
Daniel P. Hansen	1,750,000	Approximates median
Craig J. Aniszewski	900,000	Approximates median
Jonathan P. Stanner	900,000	Approximates median
Christopher R. Eng	750,000	Approximates median
Paul Ruiz	510,000	Approximates median

2019 Compensation Elements

Our compensation program seeks to promote our compensation philosophy and objectives through an appropriate mix of three core elements of compensation: Base Salary, Cash Incentive Compensation and Long-Term Incentive Compensation.

Base Salary

Base salaries are designed to provide a fixed level of compensation that serves as a retention tool. Base salaries are reviewed annually by the Compensation Committee and are subject to annual increases at the discretion of the Compensation Committee. In determining base salary increases for 2019, the Compensation Committee considered each executive officer’s individual performance and corporate performance, as well as our Company’s overall performance, market conditions and competitive salary information for the peer group described above. Based on the competitive review as well as the factors outlined above, the Compensation Committee set base salaries for 2019 as follows:

Name	2019 ($)	2018 ($)	Percentage Increase
Daniel P. Hansen	700,000	700,000	—%
Craig J. Aniszewski	450,000	450,000	—%
Jonathan P. Stanner	450,000	425,000	6%
Christopher R. Eng	375,000	350,000	7%
Paul Ruiz	300,000	300,000	—%

Cash Incentive Compensation Program

Our 2019 annual incentive program was designed to provide the named executive officers an opportunity to earn compensation based on the achievement of company-specific performance goals and the executive’s achievement of individual performance goals.

The performance measures and weightings established by our Compensation Committee for 2019 under our cash incentive compensation program are set forth below. When determining the AFFO metric the Compensation Committee took into consideration the challenging operating environment, including escalating labor costs, property tax increases and disruptions from hotel renovations along with difficult year-over-year comparisons in certain markets and the Company's transaction activity during the year which reduced the number of hotel rooms in the portfolio. The Company's AFFO targets for 2019 were lower than for 2018, reflecting the the Company's strategy of selling non-core hotels and redeploying proceeds, which has a near-term dilutive effect on AFFO per share, but is expected to drive long-term stockholder value. When determining the RevPAR Growth metric the Compensation Committee took into consideration a challenging operating environment, including disruption from hotel renovations, continued competition from new supply and difficult year-over-year comparisons in certain markets.

Corporate Performance Measure	Weight	Threshold	Target	Maximum	Actual Company/Individual Results
2019 AFFO per share	60%	$1.15	$1.23	$1.27	$1.25
2019 RevPAR Growth (same store)	20%	—%	1.25%	3.00%	1.10%
Individual Performance	20%	Specific for each individual	Specific for each individual	Specific for each individual	*

*
The amount earned, if any, under the Individual Performance component was determined by the Compensation Committee, in its sole discretion, based on the Compensation Committee’s evaluation of the executive’s performance against quantitative and qualitative objectives set forth at the beginning of the year, as well as assessment of the individual’s contributions to the Company during 2019. In determining whether the Individual Performance component had been earned, the Compensation Committee did not rely on any one particular objective or formula but rather on a holistic evaluation of the individual’s performance. No executive officer was guaranteed an award under the Individual Performance component. Payouts under the Individual Performance component could range from 15% of base salary to 60% of base salary for Mr. Hansen; 10% of base salary to 40% of base salary for Messrs. Aniszewski, Stanner and Eng; and 7% of base salary to 28% of base salary for Mr. Ruiz.

For purposes of the 2019 annual incentive program, AFFO per share was calculated as our net income or loss as set forth in our audited consolidated financial statements for the year ending December 31, 2019, less preferred dividends and excluding gains (or losses) from sales of property and impairment losses, plus depreciation and amortization (including amortization of deferred financing costs and amortization of franchise application fees), as further adjusted to exclude hotel transaction and pursuit costs, equity based compensation, debt transaction costs, gain (or loss) on derivative instruments and such other items, including nonrecurring expenses as set forth in our Annual Report on Form 10-K filed on February 25, 2020, with the SEC ("Annual Report") and confirmed by the Compensation Committee. A reconciliation of AFFO to our GAAP net income for the year ended December 31, 2019, is set forth in our Annual Report. The 2019 RevPAR component was calculated as a year-over-year comparison of RevPAR for our same store hotels (hotels owned for the entire years ended December 31, 2018 and December 31, 2019, excluding assets held for sale).

For the 2019 Individual Performance component of the annual incentive program, the Compensation Committee established individual performance metrics for the named executive officers in the first quarter of 2019. Objectives were personal to each executive and varied based upon the executive’s position and responsibilities as they related to the Company’s overall business plan. The objectives of each executive are summarized below. Each executive exceeded expectations for individual performance and contributed significantly to advancing our strategic plans in 2019.

•	Mr. Hansen’s objectives primarily involved enhancing the Company’s strategic planning process, succession planning and organizational development programs;

•
Mr. Aniszewski’s objectives primarily involved maintaining a RevPAR index of 113%, integrating new project management software to create efficiencies and leveraging available data platforms to develop a corporate data analytics plan to improve future operating results;

•
Mr. Stanner’s objectives primarily involved enhancing the strategic planning process, providing strategic direction and reviewing and prioritizing risks within the corporate enterprise risk management program and implementing risk mitigation strategies on high-priority items;

•
Mr. Eng’s objectives primarily involved reviewing and prioritizing risks within the corporate enterprise risk management program and implementing risk mitigation strategies on high-priority items and analyzing legal constraints of strategic growth initiatives; and

•
Mr. Ruiz's objectives primarily involved reviewing and prioritizing risks within the corporate enterprise risk management program and implementing risk mitigation strategies on high-priority items, overseeing the transition of the Company's internal audit department and developing an approach to eliminate unremediated deficiencies, significant deficiencies or risk of material weakness in financial controls, if any.

The total annual incentive opportunity ranges for 2019, and the actual total cash incentive compensation earned and paid for 2019 performance as a percentage of base salary, were as follows:

	2019 Cash Incentive Opportunity (% of Base Salary)			2019 Cash Incentive Earned	2019 Cash Incentive Earned
Name	Threshold	Target	Maximum	% of Base Salary	$
Daniel P. Hansen	75%	150%	300%	193%	1,352,400
Craig J. Aniszewski	50%	100%	200%	127%	570,600
Jonathan P. Stanner	50%	100%	200%	133%	597,600
Christopher R. Eng	50%	100%	200%	131%	490,500
Paul Ruiz	35%	70%	140%	89%	266,280

The following table sets forth the payouts under the AFFO per share component, the RevPAR Growth component and the Individual Performance component that each executive earned in 2019:

Name	AFFO per share Payout ($)	RevPAR Growth Payout ($)	Individual Performance Payout ($)(1)	Total 2019 Cash Incentive Payout ($)
Daniel P. Hansen	945,000	197,400	210,000	1,352,400
Craig J. Aniszewski	405,000	84,600	81,000	570,600
Jonathan P. Stanner	405,000	84,600	108,000	597,600
Christopher R. Eng	337,500	70,500	82,500	490,500
Paul Ruiz	189,000	39,480	37,800	266,280

(1)
In determining the amount paid to executives under the 2019 Individual Performance component, the Compensation Committee considered the stated objectives of each executive and each executive’s contribution to the execution of the Company’s strategic plan of achieving long-term shareholder value accretion including acquisitions, capital recycling, capital raising and overall balance sheet management.

Long-Term Incentive Compensation

Long-term equity incentives granted in 2019 consisted of a combination of performance-based and time-based stock awards. The Compensation Committee determined a target total long-term incentive grant value for each named executive officer. For all executives, awards were granted 60% in the form of performance-based stock (at target) and 40% in the form of time-based stock.

Name	Performance-Based Stock Target Value ($)	Time-Based Stock Value ($)	Total LTI Grant Value at Target ($)
Daniel P. Hansen	1,680,000	1,120,000	2,800,000
Craig J. Aniszewski	660,000	440,000	1,100,000
Jonathan P. Stanner	660,000	440,000	1,100,000
Christopher R. Eng	270,000	180,000	450,000
Paul Ruiz	240,000	160,000	400,000

The Compensation Committee granted these stock awards under the Company’s Equity Incentive Plan. The number of shares granted was based on the VWAP of our common stock for the ten trading days preceding the grant date. Note that the grant-date fair values, as reported in the Summary Compensation Table and the Grants of Plan-Based Awards table, differ from the values shown in the table above because the grant-date fair value of each performance-based award is based on a Monte Carlo value and the grant-date fair value of each time-based award is based on the closing share price on the grant date.

Performance-Based Stock Awards

Sixty-percent of each executive’s total long-term equity incentive was granted in the form of performance-based shares tied to the Company’s relative TSR versus certain companies of the REIT Index with a market capitalization of at least $100 million as of the grant date (“Index Companies”). The number of shares that may be earned can range from 0 to 200% of the target shares granted, based on our relative TSR percentile rank over the three-year performance period starting March 7, 2019, and ending March 7, 2022, according to the following table:

Company 3-Year TSR Percentile Rank vs. REIT Index Companies	Percent of Target Shares Earned
< 30th Percentile	0%
30th Percentile	25%
55th Percentile	100%
≥ 80th Percentile	200%

The number of shares earned will be linearly interpolated for performance between the 30th and 55th percentile and for performance between the 55th and 80th percentile. In addition, if the Company’s absolute TSR is equal to or greater than 8.5% per year (or 25.5% cumulative over the Performance Period), at least 25% of the performance-based shares will be earned.

The Company entered into stock award agreements with the above-named executive officers, effective as of March 7, 2019, setting forth the terms and conditions of the performance-based stock awards. Except as described below, no performance-based shares will vest unless the executive remains in the continuous employ of the Company from the date of grant until March 7, 2022. On and after the date of the grant and prior to forfeiture of any of the performance-based shares, the executives will have the right to vote the shares that have been issued (i.e., the target number). Cash dividends on the performance-based shares will be accumulated and will only be paid to the executives to the extent the underlying performance-based share is earned.

If a “change in control” (as defined in the Company’s Equity Incentive Plan), occurs prior to the conclusion of the Performance Period, the performance-based shares will be earned based on the Company’s relative or absolute TSR performance up to the date of the change in control, and any earned shares will be fully vested on the third anniversary of the grant date (the end of the original performance period), subject to acceleration if either (a) the successor entity does not assume or replace the award, or (b) the participant is terminated without cause or is voluntarily terminated for good reason. Under these circumstances, the executives will be entitled to receive any dividend equivalent payments to which they are entitled under the terms of the stock award agreements.

If an executive’s employment is terminated on account of death or disability, termination without cause or voluntary termination for good reason, the performance-based shares may be earned contingent upon the attainment of the relative or absolute TSR performance hurdles at the end of the Performance Period. However, the number of performance-based shares earned by the executive, and the amount of any dividend equivalent payments to which the executive is entitled pursuant to the terms of the stock award agreement, will be adjusted pro rata based on the amount of time the executive was employed by the Company during the Performance Period.

For purposes of the performance-based stock awards, the Company’s TSR will be calculated as the total percentage return per share of the Company’s common stock calculated in accordance with the methods used by SNL Financial to calculate TSR. The TSR for the Index Companies will be calculated in the same manner.

Performance-Based Stock Awards Vesting

Based on our 3-year TSR beginning on March 6, 2017 and ending March 6, 2020, all the performance-based restricted stock awards granted to executives on March 6, 2017 were forfeited as a result of performance metrics not being met. See Footnote (3) under “Outstanding Equity Awards at Fiscal Year-End”.

Time-Based Stock Awards

Forty percent of each executive’s total long-term equity incentive was granted in the form of time-based shares under the Company’s Equity Incentive Plan. The Company entered into stock award agreements with the executive officers setting forth the terms and conditions of the time-based stock awards. The stock award agreements provide for vesting over a three-year period as follows: 25% of shares will vest on March 9, 2020; 25% of the shares will vest on March 9, 2021; and 50% of the shares will vest on March 9, 2022.

Except as described below, no time-based shares will vest unless the executive remains in the continuous employ of the Company from the date of grant until the applicable vesting date. If a “change in control” (as defined in the Company’s Equity Incentive Plan) occurs prior to vesting and if the successor entity does not assume or replace the time-based shares, they will vest on a “control change date”, as defined in the Equity Incentive Plan, if the executive remains in the continuous employ of the Company from the date of grant until the control change date. In addition, all of the time-based shares (if not sooner vested), will vest on the date that the executive’s employment with the Company ends on account of the executive’s death or disability, or if the executive’s employment is terminated without cause, or if the executive resigns for good reason.

Any time-based shares that have not vested as described above may not be transferred and will be forfeited on the date the executive’s employment with the Company terminates. On and after the date of grant and prior to forfeiture of any time-based shares, the executive will have the right to vote the time-based shares and to receive, free of all restrictions, all dividends declared and paid on the Company’s common stock, whether or not vested.

Other Benefits; 401(k) Plan

We provide benefits such as medical, dental and life insurance and disability coverage for all of our employees, including our named executive officers. We also provide personal paid time off and other paid holidays to all employees, including the named executive officers. We believe that our employee benefit plans are an appropriate element of compensation and are necessary to attract and retain employees.

We maintain a retirement savings plan under section 401(k) of the Internal Revenue Code to cover our eligible employees. We currently match 100% of each eligible participant’s contributions, within prescribed limits, up to 3% of such participant’s base salary and 50% of each eligible participant’s contributions up to an additional 2% of the participant’s base salary. In 2019, Messrs. Hansen, Aniszewski, Stanner, Eng and Ruiz each received $11,200 in matching contributions.

Employment Agreements

To specify our expectations with regard to our executive officers’ duties and responsibilities, and to provide greater certainty with regard to the amounts payable to our executive officers in connection with certain terminations or change in control events, the Board has approved and we have entered into employment agreements with each of our executive officers. We believe that the terms of the employment agreements provide these executives with day-to-day employment stability and enable them to properly focus their attention on their duties and responsibilities with the company, thereby promoting productivity.

Tax Deductibility of Executive Compensation

The Compensation Committee considers the anticipated tax treatment to the Company and the executive officers in its review and establishment of compensation programs and payments. The deductibility of some types of incentive compensation payments can depend upon the timing of the executive’s vesting or exercise of previously granted rights. Interpretations of and changes in applicable tax laws and regulations, as well as other factors beyond the committee’s control, also can affect deductibility of compensation. The Compensation Committee’s general policy is to maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals. Accordingly, the Compensation Committee has not adopted a policy that all compensation must be deductible.

Accounting Standards

ASC 718 requires us to recognize an expense for the fair value of equity-based compensation awards. Grants of equity awards under our Equity Incentive Plan will be accounted for under ASC 718. The Compensation Committee will regularly consider the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity plans and programs. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

Risk Considerations in our Executive Compensation Program

The Compensation Committee has assessed our compensation program for the purpose of reviewing and considering any risks presented by our compensation policies and practices that are likely to have a material adverse effect on us. As part of that assessment, management reviewed the primary elements of our compensation program, including base salary, annual bonus opportunities, equity compensation and severance arrangements. Management’s risk assessment included a review of the overall design of each primary element of our compensation program, and an analysis of the various design features, controls and approval rights in place with respect to compensation paid to management, and other employees, that mitigate potential risks to us that could arise from our compensation program. Following the assessment, the Compensation Committee determined that our compensation policies and practices did not create risks that were reasonably likely to have a material adverse effect on the Company.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Summit Hotel Properties, Inc. has reviewed and discussed the Compensation Discussion and Analysis appearing in this proxy statement with management of the Company. Based on the Compensation Committee’s review of the CD&A and the Compensation Committee’s discussions of the CD&A with management, the Compensation Committee recommended to the Board (and the Board has approved) that the CD&A be included in the Company’s proxy statement on Schedule 14A prepared in connection with the annual meeting.

Compensation Committee of the Board:
Kenneth J. Kay (Chair)
Jeffrey W. Jones
Thomas W. Storey

April 1, 2020

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of our named executive officers for the fiscal year ended December 31, 2019.

Name and Principal Position	Year	Base Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Daniel P. Hansen;	2019	700,000	—	2,946,123	1,352,400	11,200	5,009,723
President, CEO	2018	700,000	—	2,711,051	973,875	11,000	4,395,926
	2017	700,000	—	2,491,530	420,000	10,800	3,622,330
Craig J. Aniszewski;	2019	450,000	—	1,157,404	570,600	11,200	2,189,204
EVP, COO	2018	450,000	—	1,104,498	417,375	11,000	1,982,873
	2017	430,000	—	1,038,134	172,000	10,800	1,650,934
Jonathan P. Stanner;	2019	450,000	—	1,157,404	597,600	11,200	2,216,204
EVP, CFO	2018	425,000	—	903,679	428,188	11,000	1,767,867
	2017	283,835	113,333	850,118	—	106,556	1,353,842
Christopher R. Eng;	2019	375,000	—	473,487	490,500	11,200	1,350,187
EVP, CRO, GC	2018	350,000	—	451,839	345,625	11,000	1,158,464
	2017	325,000	—	415,247	130,000	10,800	881,047
Paul Ruiz;	2019	300,000	—	420,873	266,280	11,200	998,353
SVP, CAO	2018	300,000	—	301,222	194,775	11,000	806,997
	2017	275,000	—	207,640	77,000	10,800	570,440

(1)
Amounts in this column represent the aggregate grant date fair value, computed in accordance with ASC 718, of time-based and performance-based stock awards granted under our Equity Incentive Plan. The assumptions used in calculating these amounts are discussed in Note 2 (“Basis of Presentation and Significant Accounting Policies – Equity-Based Compensation”) and Note 12 (“Equity-Based Compensation”) to our audited consolidated financial statements included in our Annual Report.

(2)
Amounts in this column represent aggregate cash payouts pursuant to the Corporate Performance components and the Individual Performance component of the cash incentive awards granted to our named executive officers under our Equity Incentive Plan.

(3)
For 2019, 2018 and 2017, the amounts in the “All Other Compensation” column for Messrs. Hansen, Aniszewski, Eng and Ruiz reflect contributions made by us to each of our named executive officers’ 401(k) accounts. For 2017, amounts in the “All Other Compensation” column for Mr. Stanner reflect moving expenses in the amount of $106,556 reimbursed by us to Mr. Stanner in connection with his relocation to Austin, Texas.

Grants of Plan-Based Awards
The table below sets forth information with respect to plan-based awards granted in 2019 to our named executive officers:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Awards ($)(4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Daniel P. Hansen	3/7/19(1)	525,000	1,050,000	2,100,000	—	—	—	—	—	—	—
	3/7/19(2)	—	—	—	36,176	144,703	289,406	—	—	—	1,854,094
	3/7/19(3)	—	—	—	—	—	—	96,469	—	—	1,092,029
Craig J. Aniszewski	3/7/19(1)	225,000	450,000	900,000	—	—	—	—	—	—	—
	3/7/19(2)	—	—	—	14,212	56,848	113,696	—	—	—	728,399
	3/7/19(3)	—	—	—	—	—	—	37,898	—	—	429,005
Jonathan P. Stanner	3/7/19(1)	225,000	450,000	900,000	—	—	—	—	—	—	—
	3/7/19(2)	—	—	—	14,212	56,848	113,696	—	—	—	728,399
	3/7/19(3)	—	—	—	—	—	—	37,898	—	—	429,005
Christopher R. Eng	3/7/19(1)	187,500	375,000	750,000	—	—	—	—	—	—	—
	3/7/19(2)	—	—	—	5,814	23,256	46,512	—	—	—	297,981
	3/7/19(3)	—	—	—	—	—	—	15,504	—	—	175,506
Paul Ruiz	3/7/19(1)	105,000	210,000	420,000	—	—	—	—	—	—	—
	3/7/19(2)	—	—	—	5,168	20,672	41,344	—	—	—	264,872
	3/7/19(3)	—	—	—	—	—	—	13,781	—	—	156,001

(1)
Represents the Corporate Performance measure and Individual Performance component of the incentive award granted in 2019 to each named executive officer under our Equity Incentive Plan. For each executive, the incentive award earned was paid out in cash in March 2020, except as otherwise detailed below. For more information, see “Compensation Discussion and Analysis — Compensation Elements—Cash Incentive Compensation Program.”

(2)	Represents performance-based restricted stock awards granted to our named executive officers under our Equity Incentive Plan.

(3)	Represents time-based restricted stock awards granted to our named executive officers under our Equity Incentive Plan. The time-based restricted stock awards vest over a three year period.

(4)
Represents the aggregate grant date fair value of the performance-based stock awards and the time-based stock awards granted to our named executive officers under our Equity Incentive Plan. The amounts have been computed in accordance with ASC 718. For more information regarding our assumptions made in the valuation of these stock awards, see Note 2 and Note 11 to our audited consolidated financial statements included in our Annual Report.

Discussion of Summary Compensation and Grants of Plan-Based Awards Tables

Our executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Table and the Grants of Plan-Based Awards table was paid or awarded to our named executive officers, are described above under “Compensation Discussion and Analysis.”

Outstanding Equity Awards at Fiscal Year-End

The table below sets forth information with respect to outstanding equity awards held by the named executive officers as of December 31, 2019.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Daniel P. Hansen	235,000	—	9.75	2/13/21	187,059	2,308,308	356,206	4,395,582
Craig J. Aniszewski	—	—	—	—	75,085	926,549	143,858	1,775,208
Jonathan P. Stanner	—	—	—	—	68,094	840,280	127,348	1,571,474
Christopher R. Eng	—	—	—	—	30,602	377,629	58,506	721,964
Paul Ruiz	—	—	—	—	23,003	283,857	41,646	513,912

(1)	The closing sale price of our common stock on the NYSE on December 31, 2019, was $12.34.

(2)	Time-Based Shares. Vesting dates for unvested time-based shares listed in the above table are as follows:

Name	Hansen	Aniszewski	Stanner	Eng	Ruiz
March 9, 2020	74,528	30,294	26,279	12,277	8,203
March 9, 2021	64,296	25,843	22,867	10,573	7,909
March 9, 2022	48,235	18,948	18,948	7,752	6,891

(3)	Performance-Based Shares. Potential vesting dates for unvested performance-based shares issued at target level listed in the above table are as follows:

Name	Hansen	Aniszewski	Stanner	Eng	Ruiz
March 6, 2020(4)	90,967	37,903	30,322	15,161	7,581
March 7, 2021	120,536	49,107	40,178	20,089	13,393
March 7, 2022	144,703	56,848	56,848	23,256	20,672

(4)
Based on the Company’s relative TSR for the three-year period starting March 6, 2017 and ending March 6, 2020 as compared to certain constituents of the REIT Index, all of these shares were completely forfeited as a result of performance metrics not being met.

Option Exercises and Stock Vested

The following tables set forth information regarding option award exercising and stock vesting during 2019.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Daniel P. Hansen	—	—	125,030	1,411,589
Craig J. Aniszewski	—	—	51,911	586,075
Jonathan P. Stanner	—	—	11,751	132,669
Christopher R. Eng	—	—	17,098	193,036
Paul Ruiz	—	—	10,977	123,930

CEO Pay Ratio Summary

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, the SEC requires calculation of total compensation paid to the median paid employee, as well as the ratio of the total compensation paid to the CEO as compared to the median paid employee.

We identified the median employee by examining the sum of annual base salary, target annual bonus, and the grant-date fair value of equity awards granted during 2019 for all employees other than our CEO who were employed by us on December 31, 2019. We did not make any adjustments or estimates.

After identifying the median paid employee, we then calculated total compensation for such employee using the same methodology we use for our named executive officers as set forth in the 2019 Summary Compensation Table in this proxy statement. The total compensation of our median paid employee for 2019 was $114,566. The annual total compensation for our CEO for 2019 was $5,009,723. As a result, our 2019 CEO to median employee pay ratio is, therefore, approximately 44:1.

This information involves reasonable estimates based on employee payroll records and other relevant company information. In addition, SEC rules for identifying the median employee and determining the CEO pay ratio permit companies to employ a wide range of methodologies, estimates and assumptions. As a result, the CEO pay ratios reported by other companies, which may have employed other permitted methodologies or assumptions and which may have a significantly different work force structure from ours, are likely not comparable to our CEO pay ratio.

Employment Agreements

We entered into employment agreements, effective as of May 28, 2014, with Mr. Hansen, Mr. Aniszewski and Mr. Eng. We entered into an employment agreement, effective as of January 1, 2015, with Mr. Ruiz, and we entered into an employment agreement, effective April 17, 2017, with Mr. Stanner. We believe that the terms of the employment agreements provide these executives with day-to-day employment stability, and enable them to properly focus their attention on their duties and responsibilities with the company, thereby promoting productivity.

Potential Payments Upon Termination or Change in Control

The table below reflects the amount of compensation that our named executive officers would be entitled to receive under their employment agreements. The amounts shown assume that such termination was effective as of December 31, 2019, and are only estimates of the amounts that would be paid out to such executives upon termination of their employment. The actual amounts to be paid out can only be determined at the time of such executive’s separation from the company. In the event of a termination by the company for cause, or by the executive without good reason, including in connection with a change in control, such executive would not be entitled to any of the amounts reflected in the table and would only be entitled to the standard termination benefits provided under their employment agreement.

	Termination Without Cause or Voluntary Termination for Good Reason (No Change in Control) ($)	Termination Without Cause or Voluntary Termination for Good Reason (Change in Control) ($)	Death or Disability(1) ($)
Daniel P. Hansen
Cash Severance Payment(2)	6,223,875	6,223,875	—
Medical/Welfare Benefits(3)	20,642	20,642	—
Acceleration of Equity Awards(4)	6,703,890	6,703,890	6,703,890
Total(5)	12,948,407	12,948,407	6,703,890
Craig J. Aniszewski
Cash Severance Payment(2)	1,767,375	2,217,375	—
Medical/Welfare Benefits(3)	14,739	14,739	—
Acceleration of Equity Awards(4)	2,701,757	2,701,757	2,701,757
Total(5)	4,483,871	4,933,871	2,701,757
Jonathan P. Stanner
Cash Severance Payment(2)	1,778,188	2,228,188	—
Medical/Welfare Benefits(3)	19,654	19,654	—
Acceleration of Equity Awards(4)	2,411,754	2,411,754	2,411,754
Total(5)	4,209,596	4,659,596	2,411,754
Christopher R. Eng
Cash Severance Payment(2)	1,470,625	1,845,625	—
Medical/Welfare Benefits(3)	20,642	20,642	—
Acceleration of Equity Awards(4)	1,099,593	1,099,593	1,099,593
Total(5)	2,590,860	2,965,860	1,099,593
Paul Ruiz
Cash Severance Payment(2)	959,775	1,214,775	—
Medical/Welfare Benefits(3)	15,511	15,511	—
Acceleration of Equity Awards(4)	797,769	797,769	797,769
Total(5)	1,773,055	2,028,055	797,769

(1)
A termination of the executive officer’s employment due to death or disability entitles the executive officer to benefits under our life insurance and disability insurance plans. In addition, outstanding stock awards that have not yet vested, immediately vest upon the executive officer’s termination of employment due to death or disability. The unvested stock award figure in the table reflects 543,265, 218,943, 195,442, 89,108 and 64,649 restricted shares for Messrs. Hansen, Aniszewski, Stanner, Eng and Ruiz, respectively, based on the closing common stock price of $12.34 on the NYSE as of December 31, 2019.

(2)
Pursuant to the terms of each executive officer's employment agreement, if the executive's employment with the Company is terminated by the Company without cause or by the executive for good reason, the severance payment is the sum of the following: (A)(1) earned but unpaid base salary, (2) accrued by unpaid vacation pay through the date of termination, and (3) any vested amounts due under any plan, program or policy of the Company, to the extent not previously paid (if any) (together, the "Accrued Obligations"); and (B) a severance amount equal to: (i) one and one-half (three for Mr. Hansen) times the executive's base salary in effect on the date of termination ($700,000, $450,000, $450,000, $375,000 and $300,000 for Messrs. Hansen, Aniszewski, Stanner, Eng and Ruiz, respectively), plus (ii) one and one-half (three for Mr. Hansen) times the executive's target annual cash bonus for the year of termination ($1,050,000, $450,000, $450,000, $375,000 and $210,000 for Messrs. Hansen, Aniszewski, Stanner, Eng and Ruiz, respectively), plus (iii) a pro rata portion of the annual cash bonus for the partial fiscal year in which the date of termination occurs equal to the product of the annual cash bonus earned by the executive for the fiscal year of the Company ended immediately before the date of termination ($973,875, $417,375, $428,188, $345,625 and $194,775 for Messrs. Hansen, Aniszewski, Stanner, Eng and Ruiz, respectively) and a fraction, the numerator of which is the number of days the executive was employed by the Company during the fiscal year that includes the date of termination and the denominator of which is 365. The cash severance payment amounts in the table do not include any Accrued Obligations.

Pursuant to the terms of each executive officer's employment agreement, if the executive's employment with the Company is terminated by the Company without cause or by the executive for good reason with change of control, the severance payment is the sum of the following: (A)(1) earned but unpaid base salary, (2) accrued by unpaid vacation pay through the date of termination, and (3) any vested amounts due under any plan, program or policy of the Company, to the extent not previously paid (if any) (together, the "Accrued Obligations"); and (B) a severance amount equal to: (i) two (three for Mr. Hansen) times the executive's base salary in effect on the date of termination ($700,000, $450,000, $450,000, $375,000 and $300,000 for Messrs. Hansen, Aniszewski, Stanner, Eng and Ruiz, respectively), plus (ii) two (three for Mr. Hansen) times the executive's target annual cash bonus for the year of termination ($1,050,000, $450,000, $450,000, $375,000 and $210,000 for Messrs. Hansen, Aniszewski, Stanner, Eng and Ruiz, respectively), plus (iii) a pro rata portion of the annual cash bonus for the partial fiscal year in which the date of termination occurs equal to the product of the annual cash bonus earned by the executive for the fiscal year of the Company ended immediately before the date of termination ($973,875, $417,375, $428,188, $345,625 and $194,775 for Messrs. Hansen, Aniszewski, Stanner, Eng and Ruiz, respectively) and a fraction, the numerator of which is the number of days the executive was employed by the Company during the fiscal year that includes the date of termination and the denominator of which is 365. The severance figure in the table does not include any Accrued Obligations.

(3)
The amounts shown in this row are estimates of cash payments for twelve months of COBRA premiums for the executive and eligible dependents to be paid by us pursuant to each executive officer's employment agreement.

(4)
Assumes outstanding stock awards that have not yet vested will immediately vest in the event the executive's employment with the Company is terminated by the Company without cause or by the executive for good reason. The unvested stock award figure in the table reflects 543,265, 218,943, 195,442, 89,108, and 64,649 restricted shares for Messrs. Hansen, Aniszewski, Stanner, Eng and Ruiz, respectively, based on the closing common stock price of $12.34 on the NYSE as of December 31, 2019.

(5)
The employment agreements with our named executive officers do not provide an indemnification or gross-up payment for the parachute payment excise tax under Sections 280G and 4999 of the Code. The employment agreements instead provide that the severance and any other payments or benefits that are treated as parachute payments under the Code will be reduced to the maximum amount that can be paid without an excise tax liability. The parachute payments will not be reduced, however, if the executive will receive greater after-tax benefits by receiving the total or unreduced benefits (after taking into account any excise tax liability payable by the executive). The amounts shown in the table assume that the executive officer will receive the total or unreduced benefits.

AUDIT COMMITTEE REPORT

The Audit Committee (“Audit Committee”) of the Board of Directors (“Board”) of Summit Hotel Properties, Inc. (“Company”) oversees the Company’s financial reporting process on behalf of the Board, in accordance with the Audit Committee charter. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 (“Annual Report”), and discussed with management the quality, not just the acceptability, of the Company’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee also reviewed and discussed with management the Company’s year-end earnings release.

The Audit Committee reviewed with the independent registered public accountants, who are responsible for expressing an opinion on the conformity of the Company’s audited consolidated financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. In addition, the Audit Committee has discussed with the independent registered public accountants the auditors’ independence, the matters required to be discussed by Statement on Auditing Standards No. 61, as adopted by the Public Company Accounting Oversight Board in Rule 3200T, and discussed and received the written disclosures and the letter from the independent registered public accountants required by the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence.

The Audit Committee discussed with the Company’s independent registered public accountants the overall scope and plans for their audit. The Audit Committee met four times in person and three times telephonically in 2019, with the independent registered public accountants, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. The Audit Committee held meetings with management prior to the filing of each of the Company’s Quarterly Reports on Form 10-Q with the Securities and Exchange Commission (“SEC”) and the release to the public of its quarterly earnings, and reviewed and discussed with management the Company’s Quarterly Reports on Form 10-Q and its quarterly earnings releases.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board approved) that the audited consolidated financial statements be included in the Company’s Annual Report.

The Audit Committee is also responsible for monitoring the Company’s procedures for compliance with the rules for taxation as a real estate investment trust under Sections 856-860 of the Internal Revenue Code of 1986 as amended (“Code”). The Audit Committee determined that the Company was in compliance with the Code for 2019.

The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting. Members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by management and the independent registered public accountants. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that Ernst & Young, LLP, the Company’s independent registered public accounting firm for the year ended December 31, 2019, was in fact “independent.”

The Audit Committee has adopted a written charter that outlines certain specified responsibilities of the Audit Committee and complies with the rules of the SEC and the New York Stock Exchange (“NYSE”).

Each of the Audit Committee members is independent as defined by the NYSE listing standards and each member is financially literate. The Board has identified Bjorn R. L. Hanson, Jeffrey W. Jones, Kenneth J. Kay and Hope S. Taitz as “audit committee financial experts” within the meaning of the SEC rules.

Audit Committee of the Board:
Jeffrey W. Jones (Chair)
Bjorn R. L. Hanson
Kenneth J. Kay
Hope S. Taitz

April 1, 2020

Fee Disclosure

The following is a summary of the fees billed to the Company by EY, the Company’s current independent registered public accounting firms for professional services rendered for the years ended December 31, 2019 and 2018:

	Year Ended December 31, 2019	Year Ended December 31, 2018
Audit Fees	$954,250	$850,000
Audit-Related Fees	6,600	9,100
Tax Fees	34,505	44,290
All Other Fees	—	—
Total	$995,355	$903,390
Audit Fees

“Audit Fees” consist of fees and expenses billed for professional services rendered for the audit of the annual consolidated financial statements, review of the interim consolidated financial statements, review of registration statements, and the preparation of comfort letters and services that are normally provided by accountants in connection with statutory and regulatory filings or engagements.

Audit-Related Fees

“Audit-Related Fees” consist of fees and expenses for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements that are not “Audit Fees.”

Tax Fees

“Tax Fees” consist of fees and related expenses billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal and state tax compliance and tax planning and structuring.

All Other Fees

“All Other Fees” consist of fees and expenses for products and services that are not “Audit Fees,” “Audit-Related Fees” or “Tax Fees”.

Pre-Approval Policy

All fees for audit, tax and other services provided to us are reviewed and pre-approved by the Audit Committee. The Audit Committee concluded that the provision of such services by EY in 2019 were compatible with the maintenance of EY's independence in the conduct of its auditing functions. All of the fees paid to EY in 2018 and 2019 that are described above were pre-approved by the Audit Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

The following table sets forth the beneficial ownership of our common stock, as of March 25, 2020, for each stockholder that is known by us to be the beneficial owner of more than five percent of our common stock based upon filings made with the SEC by such stockholders. The percentages shown in this table have been calculated by us based on 105,174,471 shares of our common stock outstanding as of March 25, 2020.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned(1)	Percentage of Common Stock Beneficially Owned(2)
BlackRock, Inc.(3)	19,459,449	18.50%
The Vanguard Group, Inc.(4)	14,187,559	13.49%
State Street Corporation(5)	5,585,516	5.31%

(1)
The number of shares of common stock beneficially owned is reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. The number of shares of our common stock held by the stockholders who filed statements of beneficial ownership pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13D thereunder, as described in other footnotes to this table, is current as of the date of the filing of each such stockholder’s statement.

(2)
Percentages calculated on the basis of the amount of outstanding common stock, excluding securities held by or for the account of the Company or our subsidiaries, plus common stock deemed outstanding pursuant to Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended.

(3)
Based on a Schedule 13G/A filed by BlackRock, Inc. (“BlackRock”), with the SEC on February 4, 2020. BlackRock had sole voting power over 19,459,449 shares and sole dispositive power over 20,059,012 shares. BlackRock has its principal business office at 55 East 52nd Street, New York, NY 10055.

(4)
Based on a Schedule 13G/A filed by The Vanguard Group, Inc. (“Vanguard Group”), with the SEC on February 11, 2020. Vanguard Group has sole voting power over 207,211 shares, shared voting power over 112,466 shares, sole dispositive power over 13,987,957 shares and shared dispositive power over 199,602 shares. Vanguard Fiduciary Trust Company (“VFTC”), a wholly owned subsidiary of Vanguard Group, is the beneficial owner of 87,136 shares as a result of VFTC serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd. (“VIA”), a wholly-owned subsidiary of Vanguard Group, is the beneficial owner of 232,541 shares as a result of VIA serving as investment manager of Australian investment offerings. Vanguard Group has its principal business office at 100 Vanguard Blvd., Malvern, PA 19355.

(5)
Based on a Schedule 13G filed by State Street Corporation ("State Street"), with the SEC on February 14, 2020. State Street has shared voting power over 4,581,753 shares and shared dispositive power over 5,585,516 shares. State Street has its principal business office at One Lincoln Street, Boston, MA 02111.

Security Ownership of Management

The following table sets forth the beneficial ownership of our common stock as of March 25, 2020, for each of our named executive officers, each of our directors and all of our executive officers and directors as a group.

Name of Beneficial Owner(1)	Number of Shares Beneficially Owned	Percentage of All Shares(2)
Daniel P. Hansen(3)	1,535,744	1.45%
Craig J. Aniszewski(4)	348,090	*
Jonathan P. Stanner(4)	285,524	*
Christopher R. Eng(4)	166,904	*
Paul Ruiz(4)	136,935	*
Thomas W. Storey	113,055	*
Bjorn R. L. Hanson	55,958	*
Jeffrey W. Jones	42,530	*
Kenneth J. Kay	42,530	*
Hope S. Taitz	19,447	*
All directors and executive officers as a group (10 persons)	2,746,717	2.60%

*	Represents less than one percent of the outstanding shares of common stock.

(1)
Unless otherwise indicated in the following footnotes, each person has sole voting and investment power with respect to all of the shares of common stock shown as beneficially owned by such person. The address of each named person is Summit Hotel Properties, Inc., 13215 Bee Cave Parkway, Suite B-300, Austin, Texas 78738.

(2)
Based on shares of our common stock issued and outstanding as of March 25, 2020. The total number of shares of our common stock outstanding used in calculating this percentage assumes that all shares of our common stock that each person has the right to acquire within 60 days of March 25, 2020, (pursuant to the exercise of stock options or upon the redemption of common units) are deemed to be outstanding, but are not deemed to be outstanding for the purpose of computing the ownership percentage of any other person.

(3)
Includes (i) 235,000 shares of our common stock issuable upon the exercise of stock options granted to Mr. Hansen upon completion of our initial public offering, (ii) unvested restricted shares of our common stock issued under our Equity Incentive Plan, and (iii) 305,000 shares held through family company. No shares noted herein are pledged as security.

(4)	Includes unvested restricted shares of our common stock issued under our Equity Incentive Plan. No shares noted herein are pledged as security.

RELATED PERSON TRANSACTIONS

Related Person Transaction Policy

We have adopted a written policy for the review and approval of related person transactions requiring disclosure under Item 404(a) of Regulation S-K. This policy provides that the Nominating and Corporate Governance Committee is responsible for reviewing and approving or disapproving all related person transactions, meaning any transaction, arrangement or relationship in which (i) the amount involved may be expected to exceed $120,000 in any fiscal year, (ii) our Company or one of our subsidiaries will be a participant and (iii) a related person has a direct or indirect material interest. A related person is defined as an executive officer, director or nominee for election as director, or a greater than 5% beneficial owner of our common stock, or an immediate family member of the foregoing. The Nominating and Corporate Governance Committee may deem certain related person transactions to be pre-approved.

Related Person Transactions

There were no related person transactions in 2019.

OTHER INFORMATION

Discretionary Voting Authority

We do not anticipate that any matter other than the proposals set out in this proxy statement will be raised at the annual meeting. If any other matters are properly presented at the annual meeting, the persons named as proxies will have discretion to vote on those matters according to their discretion.

Stockholder Proposals and Director Nominations for the 2021 Annual Meeting of Stockholders

Requirements for Proposals to be Considered for Inclusion in Proxy Materials

Stockholders interested in submitting a proposal for inclusion in the proxy materials for our 2021 annual meeting of stockholders may do so by following the procedures prescribed in Rule 14a-8 under the Exchange Act. To be eligible for inclusion in our proxy statement, stockholder proposals must be received no later than November 30, 2020, the date 120 calendar days before the first anniversary of the date of this proxy statement and must comply with Rule 14a-8 under the Exchange Act regarding the inclusion of stockholder proposals in company-sponsored proxy materials. If we change the date of the 2021 annual meeting of stockholders by more than 30 days from the anniversary of this year’s meeting, stockholder proposals must be received a reasonable time before we begin to print and mail our proxy materials for the 2021 annual meeting of stockholders. Proposals should be mailed to our Secretary at the following address:

Summit Hotel Properties, Inc.
13215 Bee Cave Parkway, Suite B-300
Austin, Texas 78738
Attention: Secretary

Requirements for Proposals Not Intended for Inclusion in Proxy Materials; Director Nominations

Stockholders who wish to nominate persons for election to the Board at the 2021 annual meeting of stockholders or who wish to present a proposal at the 2021 annual meeting of stockholders, but whose stockholder proposal will not be included in the proxy materials we distribute for such meeting, must deliver written notice of the nomination or proposal to our Secretary no earlier than October 31, 2020 and no later than November 30, 2020 (provided, however, that if the 2021 annual meeting of stockholders is advanced or delayed by more than 30 days from the first anniversary of this year’s meeting, nominations and proposals must be received no earlier than the 150th day prior to the date of the 2021 annual meeting of stockholders and no later than the later of the 120th day prior to the date of the 2021 annual meeting of stockholders or the 10th day following the day on which public announcement of the date of the 2021 annual meeting of stockholders is first made). The stockholder’s written notice must include certain information concerning the stockholder and each nominee as specified in our Bylaws. If a stockholder’s written notice is not received between the dates specified above and does not satisfy these additional informational requirements, the notice will not be considered properly submitted and will not be acted upon at the 2021 annual meeting of stockholders. A stockholder’s written notice should be sent to our Secretary at the following address:

Summit Hotel Properties, Inc.
13215 Bee Cave Parkway, Suite B-300
Austin, Texas 78738
Attention: Secretary

Requests for Annual Report

A copy of our Annual Report, including the consolidated financial statements and the financial statement schedules, may be obtained at our website at www.shpreit.com. If you would like to receive a complimentary copy of our Annual Report, please submit a written request to:

Summit Hotel Properties, Inc.
13215 Bee Cave Parkway, Suite B-300
Austin, Texas 78738
Attention: Investor Relations

BY ORDER OF THE BOARD OF DIRECTORS

Christopher Eng Executive Vice President, General Counsel, Chief Risk Officer and Secretary
Austin, Texas
April 1, 2020

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E99297-P33661

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SUMMIT HOTEL PROPERTIES, INC.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Daniel P. Hansen	☐	☐	☐
1b. Bjorn R.L. Hanson	☐	☐	☐
1c. Jeffrey W. Jones	☐	☐	☐
1d. Kenneth J. Kay	☐	☐	☐
1e. Thomas W. Storey	☐	☐	☐
1f. Hope S. Taitz	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.

	For	**Against**	**Abstain**
2. Ratify the appointment of ERNST & YOUNG LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2020.	☐	☐	☐
3. Approve an advisory (non-binding) resolution on executive compensation.	☐	☐	☐

NOTE: The proxies are authorized to vote in their discretion upon such other business as may properly be brought before the Annual Meeting and at any adjournments or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

E99298-P33661

SUMMIT HOTEL PROPERTIES, INC.
Annual Meeting of Stockholders
May 14, 2020
8:00 AM MOUNTAIN TIME
This proxy is solicited by the Board of Directors

The stockholder (the "Stockholder") of SUMMIT HOTEL PROPERTIES, INC., a Maryland corporation (the "Company"), hereby appoints Daniel P. Hansen and Christopher R. Eng, or either of them, as proxies, each with the power to appoint his substitute, to attend the Annual Meeting of Stockholders (the "Annual Meeting") to be held at 8:00 AM, MOUNTAIN TIME on May 14, 2020, at the Boulder Marriott Hotel & Spa located at 2660 Canyon Boulevard, Boulder, Colorado 80302, and at any adjournments or postponements thereof, to cast on behalf of the Stockholder all the votes that the Stockholder is entitled to cast at the Annual Meeting and to otherwise represent the Stockholder at the Annual Meeting. The Stockholder hereby acknowledges receipt of the Notice of the Annual Meeting and of the accompanying Proxy Statement, the terms of each of which are incorporated by reference, and revokes any proxy heretofore given with respect to such meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. The votes entitled to be cast by the Stockholder will be cast in the discretion of the proxy holder on any other matter that may properly come before the Annual Meeting or any adjournment or postponement thereof.

Continued and to be signed on reverse side